     As filed with the Securities and Exchange Commission on July 22, 1999
                                                      Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                               CERENT CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                               ----------------
                                      3661
         Delaware             (Primary Standard             77-0447327
     (State or Other              Industrial             (I.R.S. Employer
     Jurisdiction of         Classification Code      Identification Number)
     Incorporation or              Number)
      Organization)

                           1450 North McDowell Blvd.
                               Petaluma, CA 94954
                                 (707) 793-9055
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)
                               ----------------
                                   Carl Russo
                     President and Chief Executive Officer
                               Cerent Corporation
                           1450 North McDowell Blvd.
                               Petaluma, CA 94954
                                 (707) 793-9055
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               ----------------
                                   COPIES TO:
           Joshua L. Green                          Jeffrey D. Saper
           Keith A. Miller                            Selim B. Day
          Kevin G. Montler                            Robert G. Day
          VENTURE LAW GROUP                            Ava M. Hahn
     A Professional Corporation             WILSON SONSINI GOODRICH & ROSATI
         2800 Sand Hill Road                    Professional Corporation
        Menlo Park, CA 94025                       650 Page Mill Road
           (650) 854-4488                          Palo Alto, CA 94304
                                                     (650) 493-9300
                               ----------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                               ----------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------
                                                         Proposed
                                                         Maximum
                                                        Aggregate    Amount Of
                Title Of Each Class Of                   Offering   Registration
             Securities To Be Registered                 Price(1)       Fee
--------------------------------------------------------------------------------
Common stock, par value $0.001.......................  $100,000,000   $27,800
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) solely for the purpose of computing the amount of the registration fee.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 22, 1999

                                        Shares

                                     [LOGO]

                               Cerent Corporation

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock.
The initial public offering price is expected to be between $    and $    per
share. We have made application to list our common stock on The Nasdaq Stock Market's National Market under the symbol "CERE."

  The underwriters have an option to purchase a maximum of     additional
shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 7.

                                                        Underwriting
                                                         Discounts     Proceeds
                                             Price to       and           to
                                              Public    Commissions     Cerent
                                             --------   ------------   --------
Per Share..................................   $            $            $
Total......................................   $            $            $

  Delivery of the shares of common stock will be made on or about     , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

         BancBoston Robertson Stephens

                    Dain Rauscher Wessels
                     a division of Dain Rauscher Incorporated

                                                         Warburg Dillon Read LLC

                  The date of this prospectus is      , 1999.

       Illustrations of the Cerent 454 in several network configurations

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    4
Risk Factors........................    7
Note Regarding Forward-Looking
 Statements.........................   17
Use of Proceeds.....................   18
Dividend Policy.....................   18
Capitalization......................   19
Dilution............................   20
Selected Consolidated Financial Da-
 ta.................................   21
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   22
Business............................   29
Management..........................   43

                                     Page
                                     ----
Related Party Transactions.........   52
Principal Stockholders.............   54
Description of Capital Stock.......   57
Shares Eligible for Future Sale....   59
Underwriting.......................   61
Notice to Canadian Residents.......   63
Legal Matters......................   63
Experts............................   64
Change in Independent Accountants..   64
Where You Can Find More
 Information.......................   64
Index to Consolidated Financial
 Statements........................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   Cerent(TM) and Cerent 454(TM) are trademarks of Cerent. This prospectus also contains additional trade names, trademarks and service marks of Cerent and of other companies.

                     Dealer Prospectus Delivery Obligation

   Until       , 1999 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully. Except as otherwise indicated, all information in this prospectus is based on the following assumptions: (a) a three-for-one stock split of the common stock effected on July 16, 1999, (b) the conversion of each outstanding share of convertible preferred stock into one share of common stock immediately prior to the completion of this offering,
(c) the automatic conversion of our convertible promissory notes into shares of common stock upon the completion of this offering, assuming an
initial public offering price of $     per share, (d) no exercise of the
underwriters' over-allotment option and (e) the filing of our amended and restated certificate of incorporation.

                               Cerent Corporation
                                  ------------
   We are a leading provider of next-generation optical transport solutions that enable network service providers to meet the demands resulting from the rapid growth of data and voice communications traffic. We deliver an evolutionary, multi-service optical transport platform designed to dramatically lower network operating costs and increase the efficiency of bandwidth delivery within today's congested transport networks. Our high-speed solution, the Cerent 454, is designed to support any traffic interface at any transmission rate up to an aggregate of 240 gigabits per second, or Gbps, in a single, compact system. The Cerent 454 provides a cost-effective solution for our service provider customers and enables them to rapidly deploy a wide range of applications and revenue generating services. We are currently able to deliver our 454 on the customer request date, which is typically within ten days of receiving an order. As of June 30, 1999, we had shipped our 454 to 86 customers, including ALLTEL, Buckeye Telesystem, Frontier Communications, GST Telecom, Hutchinson Telephone, Nextlink, PSINet, QWest Communications, RCN Corp., Sho-Me Power Electric, TCI and Williams Communications.

   We use a direct sales force to sell our products to service providers that we believe will move quickly to adopt new technologies. Accordingly, we believe it is important to take a targeted approach in our sales efforts and have focused initially on emerging inter-exchange carriers, or IXCs, competitive local exchange carriers, or CLECs, independent carriers and cable companies. We also intend to pursue incumbent IXCs, regional Bell operating companies, or RBOCs, and international carriers.

   We believe that communications traffic will continue to grow at significant rates and network service providers will deploy new communications infrastructure equipment to carry the increasing volume of data traffic while optimizing the utilization of existing networks. While new equipment and technologies have been introduced to address the increases in data traffic over the access and backbone networks, the optical transport network has not yet been similarly addressed with new broadband optimized technologies and equipment. The optical transport network, which aggregates multiple traffic types from the access network and interconnects them to the backbone network, currently consists primarily of legacy, voice-based technologies. This situation has created the need for a transport solution that can accommodate multiple services and addresses the demand for both high-bandwidth data and voice communications.

   Our objective is to be the leading supplier of evolutionary optical transport solutions. The key elements of our strategy include the following:

  . continue developing products that provide scalable, flexible and cost-effective optical transport solutions;

  . penetrate a large base of customers with targeted direct sales and support;

  . continue developing products that are designed to support multiple forms of broadband access and all leading network technologies;

  . enable fast and cost-effective deployment of our products; and

  . continue developing optical transport products that will expand the traditional reach of the optical transport network and create demand for our products in new markets.

Recent Developments

   On July 21, 1999, we issued $30,000,000 of convertible notes to certain entities affiliated with MSD Capital, L.P., the private investment firm for Michael S. Dell. The convertible promissory notes will be automatically
convertible into      shares of our common stock upon completion of this
offering, assuming an initial public offering price of $    per share.

                                  ------------

   We were originally incorporated in Delaware under the name "Fiberlane Communications, Inc." in January 1997 and changed our name to "Cerent Corporation" in June 1998. Our principal executive offices are located at 1450 North McDowell Blvd., Petaluma, CA 94954, and our telephone number is (707) 793-9055. The address of our Web site is "www.cerent.com." Information contained on our Web site is not a part of this prospectus.

                                  The Offering

Common stock offered...............      shares
Common stock to be outstanding af-
 ter this offering.................      shares
Use of proceeds.................... For general corporate purposes, including working capital, capital expenditures, and
                                    potential acquisitions.
Proposed Nasdaq National Market
 symbol............................ CERE

                                ----------------

   The above table is based on shares outstanding as of June 30, 1999. This
table includes     shares of common stock issuable upon automatic conversion of convertible promissory notes upon the completion of this offering, assuming an
initial public offering price of $     per share. This table excludes:

  . 459,875 shares subject to outstanding options at a weighted average exercise price of $3.24 as of June 30, 1999, 1,426,337 shares of common stock available for future issuance under our 1997 Stock Plan and 5,000,000 shares of common stock available for future issuance under our 1999 Stock Plan;

  . 4,982,118 shares of common stock reserved for issuance on the exercise of warrants, of which 4,588,416 shares at a weighted average exercise price of $1.13 per share were outstanding as of June 30, 1999;

  . 500,000 shares of common stock available for issuance under our 1999
    Directors' Stock Option Plan; and

  . 500,000 shares of common stock available for issuance under our 1999
    Employee Stock Purchase Plan.


                                ----------------

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                 Period from
                               January 27, 1997              Six Months Ended
                                (inception) to   Year Ended      June 30,
                                 December 31,   December 31, -----------------
                                     1997           1998      1998      1999
                               ---------------- ------------ -------  --------
                                                               (unaudited)
Consolidated Statement of Op-
 erations Data:
 Revenue......................     $    --        $    220   $    --  $  9,917
 Gross profit (loss)..........          --            (841)       --     1,974
 Operating loss...............      (7,629)        (21,943)   (8,396)  (27,869)
 Net loss.....................     $(7,858)       $(22,550)  $(8,664) $(29,304)
                                   =======        ========   =======  ========
 Pro forma basic and diluted
  net loss per share(1).......                    $  (0.67)           $  (0.54)
                                                  ========            ========
 Shares used in computing pro
  forma basic and diluted net
  loss per share(1)...........                      33,850              54,026
                                                  ========            ========

                                                         June 30, 1999
                                               ---------------------------------
                                                          Pro       Pro Forma
                                               Actual  Forma(2)   As Adjusted(3)
                                               ------  --------   --------------
                                                      (unaudited)
Consolidated Balance Sheet Data:
 Cash and cash equivalents.................... $5,794   $35,794
 Working capital..............................  1,453    31,453
 Total assets................................. 33,628    63,628
 Long-term debt, net of discount..............  5,001    22,144
 Total stockholders' equity................... 13,484    26,341

--------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used to compute per share data.
(2) The pro forma amounts in the table above are adjusted to give effect to the proceeds of $30.0 million received from the issuance of convertible promissory notes on July 21, 1999, and recorded the obligation net of a $12.9 million discount.
(3) The pro forma as adjusted amounts in the table above are adjusted to give effect to the automatic conversion of the convertible promissory notes into shares of common stock upon completion of this offering, assuming an
    initial public offering price of $    per share and to the receipt of the
    net
    proceeds from the sale of        shares of common stock offered by us at an
    assumed initial public offering price of $    per share, after deducting
    the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

   You should carefully consider the following risks before making an investment decision. The risks described below are intended to highlight risks that are specific to us. Additional risks and uncertainties, such as those that generally apply to our industry or to companies undertaking initial public offerings, also may impair our business operations. You should also refer to the other information set forth in this prospectus, including the discussions set forth in "Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as our consolidated financial statements and the related notes.

Our failure to increase our revenues would prevent us from achieving and maintaining profitability.

   We cannot assure you that our revenue will continue to grow, or that we will generate sufficient revenue to achieve profitability. We have incurred significant net losses since inception and expect to continue to incur significant losses in the future. As of June 30, 1999, we had an accumulated deficit of $59.7 million. Further, we expect to incur negative operating cash flow in the future. We have large fixed expenses and we expect to continue to incur significant and increasing sales and marketing, product development and administrative expenses. As a result, we will need to generate significantly higher revenues to achieve and maintain profitability. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Consolidated Financial Statements and the Notes to the Consolidated Financial Statements for more information on our results of operations.

Our limited operating history makes it difficult to evaluate our business and prospects.

   We were incorporated in January 1997, commenced operations in April 1997 and began shipping the Cerent 454 in December 1998. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. Further, due to our limited operating history, we have difficulty accurately forecasting our revenues, and we have limited meaningful historical financial data upon which to base planned operating expenses. You should consider our business and prospects in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a relatively new and rapidly-evolving industry. If we do not achieve our expected level of revenues or if our operating results are below the expectations of securities analysts and investors, the price of our common stock could decline.

Our revenue and operating results in one or more future periods may fluctuate significantly and these fluctuations may adversely affect the trading price of our common stock.

   Our revenue and operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside of our control. The primary factors that may affect us include the following:

  . variations in the timing and size of sales and shipments of our products;

  . delays or cancellations of product orders by our customers;

  . new product introductions by us or our competitors;

  . changes in our pricing policies or the pricing policies of our competitors;

  . mix in product configurations that we sell;

  . our ability to develop, introduce and ship in a timely manner new products and product enhancements that meet customer requirements;

  . our ability to obtain sufficient supplies of sole or limited source components, including ASICs;

  . our ability to attain and maintain production volumes and quality levels for our current and future products;

  . our ability to control expenses and manufacturing costs;

  . costs related to acquisitions of technology or businesses; and

  . general economic conditions as well as those specific to the communications and related industries.

   We plan to increase significantly our operating expenses to fund greater levels of research and development, expand our sales and marketing operations and broaden our customer support capabilities. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands which will result from this offering and the increasing size of our business. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, any unanticipated decline in revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

   Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of securities analysts and investors, which could cause the price of our common stock to decline.

The Cerent 454 currently is our only product and we are entirely dependent on its commercial success.

   The Cerent 454 currently is the only product that we offer and, as a result, our revenue is entirely dependent on its commercial success. Due to the complexity of the Cerent 454, as well as our current and prospective customers' network architectures, we cannot assure you that our present or future customers will not encounter significant problems with the 454, which could negatively affect sales of the 454. If our target customers do not widely adopt, purchase and successfully deploy the 454, or if our current or future customers become dissatisfied with the 454, our business, financial condition and results of operations will be seriously harmed.

If our products do not interoperate with all widely adopted modes of network access or with our customers' internal networks, sales of our products will be adversely impacted.

   Our products are designed to accommodate all widely-adopted modes of network access such as digital subscriber line, or DSL, frame relay, cable modem, integrated services digital network, or ISDN, and wireless. In addition, our products are designed to interface with our customers' existing networks, each of which has different specifications and utilizes multiple protocol standards. Many of our customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved in order to meet our customers' requirements. Our products must support all widely-used forms of network access and must interoperate with all present and future products within our customers' networks. If we find interoperability problems or bugs in the existing software used in our customers' networks, we must modify our software to fix or overcome these errors so that our products will interoperate and scale with the existing software and hardware. If our products cannot support all widely-used modes of network access or if our products do not interoperate with our customers' networks, product installations could be delayed, orders for our products could be cancelled or our products could be returned, any of which could seriously harm our business, financial condition and results of operations.

Because our products are complex and are deployed in complex environments, they may have errors or defects that we find only after full deployment, which could seriously harm our business.

   The Cerent 454 is a highly complex product and is designed to be deployed in very large and complex networks. Although we have thoroughly tested the Cerent 454, because of the nature of the product, it can only be fully tested when deployed in very large networks with high amounts of traffic. Consequently, our customers may discover errors or defects in the hardware or the software after it has been fully deployed. If we are unable to fix errors or other problems that may be identified in full deployment, we could experience:

  . loss of or delay in revenues and loss of market share;

  . significant harm to our reputation and loss of customers;

  . diversion of development resources;

  . increased service and warranty costs;

  . legal actions by our customers; and

  . increased insurance costs.

Our products are new and face rapid technological changes and evolving standards and if we do not respond in a timely manner, our business could be harmed.

   The network infrastructure market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. In developing our products, we have made, and will continue to make, assumptions with respect to which standards will be adopted by our customers and competitors. If the standards adopted are different from those on which we have chosen to focus our efforts, market acceptance of our products may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete, which would seriously harm our business, financial condition and results of operations.

Our future success depends on our ability to develop innovative new products and product enhancements that gain market acceptance.

   The market for telecommunications networking equipment, including transport systems, is marked by rapid innovation and evolution. We cannot assure you that we will be able to develop new products or product enhancements in a cost-effective and timely manner, or at all. Even if we are able to develop and introduce new products and enhancements in a cost-effective and timely manner, they may be inferior to similar products or enhancements developed by our current or future competitors and may fail to achieve broad market acceptance. If we fail to successfully develop and introduce new products or enhanced features and functionality for the 454, or if our future products or enhancements fail to achieve widespread market acceptance, our business, financial condition and results of operations would be seriously harmed.

Our future success depends on our ability to increase sales of our products to CLECs and other relatively small telecommunications carriers and to effectively market and sell our products to large, established carriers.

   In order to achieve significant revenue growth, we must increase sales of our products to CLECs and other relatively small telecommunications carriers while effectively marketing and selling our products to large, established carriers, specifically regional Bell operating companies, or RBOCs, such as SBC and Bell Atlantic, and incumbent IXCs, such as AT&T, Sprint and MCI WorldCom. Our sales efforts to date have been limited primarily to emerging IXCs, CLECs, independent carriers and cable companies. Large carriers such as RBOCs and incumbent IXCs are typically more demanding and deliberate in their product selection than CLECs and other relatively small carriers and, as a result, the process of selling equipment to RBOCs and large, incumbent IXCs is likely to require more time and sales and marketing effort than sales to smaller carriers. The successful expansion of our sales efforts to include RBOCs and incumbent IXCs will necessitate the hiring of a significant number of additional sales personnel. Competition for qualified sales personnel in the telecommunications industry is intense, and we cannot assure you that we will be able to hire a sufficient number of qualified sales personnel to expand our sales efforts successfully. Further, even if we are successful in expanding the size of our sales force, we cannot assure you that we will be successful in increasing our sales to CLECs and other relatively small carriers or that we will be able to market and sell our products effectively to RBOCs and incumbent IXCs. If we cannot increase our sales to smaller carriers and effectively sell our products to large carriers, we will not achieve significant revenue growth, which would materially and adversely affect our business, financial condition and results of operations.

   Even if we are successful in expanding our sales to RBOCs and incumbent IXCs, we cannot assure you that our products will perform in a satisfactory manner for these potential customers. The deployment of our products by RBOCs and incumbent IXCs will likely place greater performance and interoperability demands on our products than deployment by our existing customer base. If our products fail to perform to the standards established by, or expectations of, any RBOC or IXC for any reason, such customers may refuse to purchase additional products from us, which will likely represent a significant loss of potential market share. Further, any such failure could significantly harm our reputation in the industry, leading to further loss of sales.

   RBOCs and incumbent IXCs typically have longer sales cycles than the smaller carriers and, as a result, if we expand our product sales to RBOCs and incumbent IXCs, our revenues and operating results will be more susceptible to quarterly fluctuations. Additionally, the long sales cycles associated with these large carriers will require us to expend significant sales efforts for each prospective RBOC or incumbent IXC customer regardless of whether we sell our products to such customer. If a protracted sales cycle for one or more large customers causes our operating results for any quarter to fall short of the expectations of securities analysts or investors, the market price of our common stock could decline.

If the market for broadband and other data communications services does not continue to expand, demand for our products may decline significantly.

   Our future success depends on the continued growth in the demand for broadband and other data communications services and the ability of our customers and prospective customers to sell such services. If this demand does not continue to grow as anticipated, the demand for our products could decline significantly, which would materially and adversely affect our business, financial condition and results of operations.

If the number of competing access services declines or if an access service standard is adopted, demand for our products may decline significantly.

   One of the key features of our current product is the ability to aggregate multiple access services such as digital subscriber lines, or DSL, frame relay, cable modems, or wireless services. However, we cannot assure you that multiple access services will be utilized in the future. If the telecommunications industry adopts a standard access service or if one or relatively few access services are adopted by a substantial portion of our customers or potential customers, the market for a transport product that aggregates multiple access services would diminish significantly, which would seriously harm our business, financial condition and results of operations.

Our markets are highly competitive and dominated by large corporations and we cannot assure you that we will be able to compete effectively.

   Competition in the transport equipment market is intense and we expect such competition to increase. Historically, the market for transport equipment has been dominated by Alcatel, Fujitsu, Lucent, NEC, Nortel and Tellabs. Some of these companies, including Nortel, have announced products that may be competitive to the 454. In addition, a number of private companies have developed or are developing products that perform transport functions. Many of our competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than we have and may have a substantial advantage over us in developing or acquiring new products and technologies and in creating market awareness for those products and technologies. Further, many of our competitors have built long-standing relationships with some of our customers and potential customers and have the ability to provide financing to customers and may, therefore, have an inherent advantage in selling transport system products to those customers. We expect our competitors to continue to improve the performance of their current products and to introduce new products and technologies. To be competitive, we must continue to invest significant resources in research and development, sales, marketing and customer support. We cannot assure you that we will have sufficient resources to make these investments, that we will be able to make the technological advances necessary to be competitive, or that we will be able to effectively sell our products to targeted customers who have prior relationships with our competitors.

   In order to compete effectively in the network transport market we believe we must deliver products that:

  . provide a cost-effective optical transport solution to our customers both initially and throughout the entire system life-cycle;

  . support multiple access technologies and network protocols;

  . scale easily and efficiently without disruption of carrier service to evolve with the needs of our customers;

  . perform reliably in a wide variety of physical locations and environments; and

  . are flexible and interoperate with existing network designs and equipment.

   If we are unable to compete successfully against our current and future competitors, it could adversely affect us in the following ways:

  . reduce demand for our products;

  . cause delays or cancellations of customer orders;

  . cause us to reduce prices on our products; or

  . increase our expenses.

   Any of the foregoing would materially and adversely affect our business, financial condition and results of operations. See "Business--Competition."

We currently depend on one contract manufacturer and have no internal manufacturing capabilities.

   Our future success will depend on our ability to have sufficient volumes of our products manufactured in a cost-effective and quality-controlled manner. PCB Assembly, a third-party manufacturer of telecommunications and data networking equipment, manufactures the Cerent 454 and is our sole manufacturer. We currently have no internal manufacturing capabilities and we have no present intention of developing such capabilities. There are a number of additional risks associated with our dependence on a sole third-party manufacturer including the following:

  . reduced control over delivery schedules;

  . quality assurance;

  . manufacturing yields and costs;

  . the potential lack of adequate capacity during periods of excess demand;

  . limited warranties on components supplied to us;

  . increases in contract prices;

  . the potential misappropriation of our intellectual property; and

  . manufacturing disruptions.

   Any of these risks could impair our ability to fulfill orders. Our customers typically request delivery of our products within ten days following submission of an order. As we increase our level of sales, we cannot assure you that our third-party manufacturer will be able to meet the delivery requirements of our customers, which could decrease customer satisfaction and have a material adverse effect on our product sales. We do not have a long-term contract or arrangement with our contract manufacturer that guarantees product availability, the continuation of particular payment terms or the extension of credit limits. If our manufacturer is unable or unwilling to continue manufacturing our products in required volumes, for example, we would have to identify and qualify an alternative manufacturer. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming and if we are required to change or qualify an additional contract manufacturer, we would likely lose revenue and damage our customer relationships, either of which would harm our business, financial condition and results of operations.

We are dependent on sole source and limited source suppliers for several key components, including ASICs, and if we are unable to obtain these components on a timely basis, we will be unable to meet our customers' product delivery requirements.

   We currently purchase several key components from single or limited sources. In particular, we rely on LSI Logic as a sole-source foundry for certain of our application specific integrated circuits, or ASICs, and KLSI as a sole-source foundry for certain other of our ASICs. If any of our sole or limited source suppliers suffers from capacity constraints, work stoppages or any other reduction or disruption in output, they may be unable to meet our delivery schedule. If we do not receive critical components from our suppliers in a timely manner, we will be unable to deliver those components to our manufacturer in a timely manner and would, therefore, be unable to meet our customers' product delivery requirements. Any failure to meet a customer's delivery requirements could harm our reputation and decrease our sales, which would negatively affect our business, financial condition and results of operations. We currently have no long-term supply contracts to ensure sources of supply for several of our key components, including ASICs. Our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price and we may be unable to develop alternative sources for the components.

If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

   We provide forecasts of our demand to our manufacturer several months prior to scheduled delivery of products to our customers. If we overestimate our requirements, our manufacturer may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our manufacturer may have an inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our manufacturer orders, including ASICs, vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner or if we experience any delay in receiving product components from third parties, the manufacturing of our products, and the delivery of such products to our customers, could be delayed, which would harm our business, financial condition and results of operations.

If we fail to manage our rapid growth effectively, our business, financial condition and results of operations could be seriously harmed.

   Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process, as well as the implementation of appropriate control systems. We currently intend to expand our operations to additional sites. There can be no assurance that we will be successful in accomplishing this expansion. We continue to increase the scope of our operations and have grown our headcount substantially. At December 31, 1998, we had a total of 88 employees and at June 30, 1999, we had a total of 210 employees. Additionally, we plan to continue to hire a significant number of employees. This growth has placed, and our anticipated growth will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our workforce worldwide. We may not be able to install adequate control systems in an efficient and timely manner. Delays in the implementation of new systems or operational disruptions when we transition to new systems would impair our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information in a timely and accurate basis, which would seriously harm our business, financial condition and results of operations.

If we do not expand substantially our customer service and support organization, we will be unable to significantly increase our product sales.

   Because our products are complex, we must hire highly trained customer service and support personnel. We currently have a small customer service and support organization and will need to increase our staff substantially to support the expanding needs of existing customers and to meet the demands of new customers, some of which could require significantly greater amounts of attention than our existing customers. In particular, it is essential to RBOC and incumbent IXC customers that our products do not result in network disruption. Hiring customer service and support personnel is extremely competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of data networking. If we are unable to expand our customer service and support organization, we will be unable to significantly increase the sales of our products, which would impair our ability to grow and seriously harm our business, financial condition and results of operations.

If we lose key personnel or are unable to hire additional qualified personnel as necessary, our business may be adversely affected.

   Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, and finance personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on Carl Russo, our President and Chief Executive Officer. We do not have employment contracts or key person life insurance covering any of our key personnel.

   We believe our future success will also depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for these individuals is intense in our industry, especially in the San Francisco Bay Area, and we have had difficulty hiring employees in the timeframe we desire, particularly qualified engineers and sales personnel. We may not succeed in identifying, attracting and retaining personnel. Further, competitors and other entities have in the past attempted, and may in the future attempt, to recruit our employees. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, particularly engineers and sales personnel, could make it difficult for us to manage our business and meet key objectives, such as timely product introductions, which would harm our business, financial condition and results of operations.

If we become subject to unfair hiring claims we could incur substantial costs in defending ourselves.

   Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have received claims of this kind in the past and we cannot assure you that we will not receive claims of this kind in the future as we seek to hire qualified personnel or that those claims will not result in material litigation. These claims, regardless of their merits, could cause us to incur substantial costs in defending ourselves and could divert the attention of our management away from our operations, which could materially and adversely affect our business.

Any acquisitions we make could disrupt our business and harm our financial condition and operations.

   While we have no current agreements or negotiations underway, we may buy businesses, products or technologies in the future. In the event of any future acquisitions, we could:

  . issue stock that would dilute our current stockholders' percentage ownership;

  . incur debt;

  . assume liabilities;

  . incur amortization expenses related to goodwill and other intangible assets; or

  . incur large and immediate write-offs.

   These acquisitions also involve numerous risks, including:

  . problems integrating the purchased operations, technologies or products with our own;

  . unanticipated costs and other liabilities;

  . diversion of management's attention from our core business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which we have no or limited prior experience; and

  . potential loss of key employees, particularly those of the acquired organizations.

   We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future. Our failure to do so could have an adverse effect on our business, financial condition and results of operations.

We may be subject to product returns and product liability claims resulting from defects in our products, which could result in costly and time-consuming litigation, financial liability to our customers or the failure of our products to attain market acceptance.

   Our products are complex and may contain undetected bugs or defects, which could result in product returns or product liability claims. Our contracts with our customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. A product liability claim, however, whether successful or not, could seriously impact our capital reserves, harm our reputation and direct the attention of key personnel away from our operations, any of which could harm our business, financial condition or results of operations.

Problems arising from use of our products in conjunction with other vendors' products could disrupt our business and harm our financial condition.

   Our customers use our products in conjunction with products from other vendors. As a result, when problems occur in the network, it may be difficult to identify the source of the problem. The occurrence of hardware or software errors, whether caused by our products or another vendor's products, may result in the delay or loss of market acceptance of our products, and any necessary corrections or modifications may cause us to incur significant expenditures. The occurrence of these types of problems may seriously harm our business, financial condition and results of operations.

We could become subject to litigation regarding intellectual property rights which could seriously harm our business.

   Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, many leading companies in the networking industry, including our competitors, have extensive patent portfolios with respect to networking technology. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to our business. Third parties may assert claims or initiate litigation against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to our existing or future products. Any of these claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

  . stop selling, incorporating or using our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

  . redesign those products that use such technology.

   If we are forced to take any of the foregoing actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. For additional information concerning our intellectual property rights, see "Business--Intellectual Property."

Our business could be adversely affected if we are unable to protect our intellectual property rights from third-party challenges.

   We rely on a combination of patent, copyright, trademark and trade secret laws to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. While we have a number of patent applications pending before the United States Patent and Trademark Office, we currently hold no issued patents. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Our future success will depend in part on our ability to protect our proprietary rights and the technologies used in our principal products. If we are unable to enforce and protect our intellectual property, our business, financial condition and results of operations would be materially adversely affected.

Necessary licenses of third-party technology may not be available to us or may be very expensive.

   From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm our business, financial condition and results of operations.

The communications industry is subject to government regulations which could harm our business.

   The Federal Communications Commission, or FCC, has jurisdiction over the entire communications industry and, as a result, our products, and those of our customers, are subject to FCC rules and regulations. Current and future FCC regulations affecting communications services, our products or our customers' businesses or products could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international carriers in the future. Delays caused by our compliance with regulatory requirements could result in postponements or cancellations of product orders, which would harm our business, financial condition and results of operations. Further, we cannot be certain that we will be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate our business.

We face a number of risks associated with year 2000 problems.

   The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to perform data communications or engage in similar normal business activities.

   We have designed the Cerent 454 for use in the year 2000 and beyond and believe it is year 2000 compliant. However, our product is generally integrated into larger networks involving sophisticated hardware and software products supplied by other vendors. Each of our customers' networks involves different combinations of third party products. We cannot evaluate whether all of their products are year 2000 compliant. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. Although no claims of this kind have been made, we may in the future be required to defend our products in legal proceedings which could be expensive regardless of the merits of these claims.

   If our suppliers, vendors, manufacturer, customers and service providers fail to correct any year 2000 problems, which they may have, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business and our financial results.

   Additionally, our customers' purchasing plans could be affected by year 2000 issues if they need to expend significant resources to fix their existing systems to become year 2000 compliant. This situation may reduce funds available to purchase our products. Further, some customers may wait to purchase our products until after the year 2000, which may reduce our revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We may need additional capital to fund our future operations.

   The development and marketing of new products and the expansion of our direct sales operation and associated support personnel is expected to require a significant commitment of resources. If the market for our products develops more slowly than anticipated, if we fail to establish significant market share and achieve increased revenues, if our capital expenditure forecasts change or prove inaccurate, or if we need to respond to unforeseen challenges or take advantage of unanticipated opportunities, we may incur significant operating losses and/or utilize significant amounts of capital. As a result, we may need to raise substantial additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, these securities would have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Additional capital, if required, may not be available on acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development and marketing and sales efforts, which would harm our business, financial condition and operating results.

There has been no prior market for our common stock and a public market for our securities may not develop or be sustained.

   Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. If an active public market for our common stock does not develop, the liquidity of your investment may be limited. Further, the market price of our common stock might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance. See "Underwriting."

Substantial shares of our common stock will be available for future sale and such sales may depress our stock price.

   After this offering, assuming the number of outstanding shares as of June
30, 1999, we will have    shares of common stock outstanding. All the shares
sold in this offering will be freely tradable. The remaining      shares of
common stock outstanding after this offering are subject to lock-up agreements that prohibit the sale of the shares for 180 days after the date of this
prospectus. Immediately after the 180 day lock-up period     shares which will
be outstanding after the offering will become available for sale. The remaining shares of our common stock will become available at various times thereafter upon the expiration of one-year holding periods and/or lapse of our repurchase option. Sales of a substantial number of shares of common stock in the public market after this offering or after the expiration of the lock-up and holding periods could cause the market price of our common stock to decline. See "Shares Eligible for Future Sale."

Our officers and directors will continue to have substantial control over Cerent after this offering and could delay or prevent a change in corporate control.

   We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately % of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other changes in corporate control.

We expect to experience volatility in our share price which could negatively affect your investment.

   The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  . quarterly variations in operating results;

  . any loss of a major customer;

  . changes in market valuations of communications related companies;

  . changes in financial estimates by securities analysts;

  . announcements by us or our competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

  . additions or departures of key personnel;

  . any deviations in net revenues or in losses from levels expected by securities analysts;

  . future sales of common stock; and

  . volume fluctuations, which are particularly common among highly volatile securities of technology companies.

You will suffer immediate and substantial dilution.

   The initial public offering price is substantially higher than the net tangible book value per share of our outstanding common stock. Accordingly, purchasers of common stock in this offering will experience immediate and
substantial dilution of their investment of approximately $       assuming an
initial public offering price of $   . To the extent that currently outstanding
options or warrants are exercised, there will be further dilution to your investment.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet use and deployment of communications equipment. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the     shares of common stock
offered by us are estimated to be $   at an assumed public offering price of
$   per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters' over-allotment option to purchase shares from us).

   We intend to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any such acquisition or joint venture. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will most likely invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current credit facility prohibit us from paying dividends without lender consent.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . the actual capitalization of Cerent as of June 30, 1999;

  . the pro forma capitalization of Cerent after giving effect to proceeds of $30.0 million received from the issuance of convertible promissory notes on July 21, 1999, and recorded the obligation net of a $12.9 million discount; and

  . the pro forma as adjusted capitalization of Cerent after giving effect to the conversion of all outstanding shares of convertible preferred stock into 32,990,691 shares of common stock, the automatic conversion of the
    convertible promissory notes into      shares of common stock upon
    completion of this offering, at an assumed initial public offering price
    of $   per share and the sale of    shares of common stock in this
    offering at an assumed initial public offering price of $    per share
    after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

   This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                 June 30, 1999
                                      ------------------------------------------
                                                                     Pro Forma
                                       Actual        Pro Forma      As Adjusted
                                      ------------  ------------   -------------
                                       (in thousands, except share data)
                                                  (unaudited)
Long-term debt, net of discount...... $      5,001   $     22,144
                                      ------------   ------------      --------
Stockholders' equity:
 Convertible preferred stock, $0.001
  par value per share, issuable in
  series: 37,709,088 shares
  authorized, 32,990,691 shares
  issued and outstanding, actual and
  pro forma: 10,000,000 shares
  authorized, none issued or
  outstanding, pro forma as
  adjusted...........................       64,989         64,989
 Common stock, $0.001 par value per
  share, 150,000,000 shares
  authorized, 33,612,476 shares
  issued and outstanding, actual and
      shares issued and outstanding
  pro forma, and 300,000,000 shares
  authorized and    shares issued and
  outstanding, pro forma as
  adjusted...........................       55,868         68,725
Notes receivable from stockholders...      (11,891)       (11,891)
Deferred stock compensation..........      (35,770)       (35,770)
Accumulated deficit..................      (59,712)       (59,712)
                                      ------------   ------------      --------
  Total stockholders' equity.........       13,484         26,341
                                      ------------   ------------      --------
  Total capitalization............... $     18,485   $     48,485
                                      ============   ============      ========

---------------------

   The above table is based on shares outstanding as of June 30, 1999. This table excludes:

  . 459,875 shares subject to outstanding options at a weighted average exercise price of $3.24 as of June 30, 1999, 1,426,337 shares of common stock available for future issuance under our 1997 Stock Plan and 5,000,000 shares of common stock available for future issuance under our 1999 Stock Plan;

  . 4,982,118 shares of common stock reserved for issuance on the exercise of warrants, of which 4,588,416 shares at a weighted average exercise price of $1.13 per share were outstanding as of June 30, 1999;

  . 500,000 shares of common stock available for issuance under our 1999
    Directors' Stock Option Plan; and

  . 500,000 shares of common stock available for issuance under our 1999
    Employee Stock Purchase Plan.

                                    DILUTION

   The pro forma net tangible book value of our common stock on June 30, 1999
was $      , or approximately $    per share. Pro forma net tangible book value
represents the amount of our total tangible assets less total liabilities (after giving effect to the proceeds received from the issuance of the convertible promissory notes on July 21, 1999), divided by the number of shares of common stock outstanding after giving pro forma effect to the conversion of all outstanding shares of convertible preferred stock into 32,990,691 shares of common stock as of June 30, 1999 and the automatic conversion of the
convertible promissory notes into     shares of common stock upon completion of
this offering at an assumed initial public offering price of $    share.
Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering. After giving
effect to our sale of     shares of common stock at an assumed initial public
offering price of $     and after deducting the estimated underwriting
discounts and commissions and estimated offering expenses payable by us, our
pro forma net tangible book value would have been $      , or approximately
$    per share. This represents an immediate increase in net tangible book
value of $        per share to existing stockholders and an immediate dilution
in net tangible book value of $    per share to new investors.

Assumed initial public offering price per share........................     $
  Pro forma net tangible book value per share as of June 30, 1999...... _  $
  Increase in pro forma net tangible book value per share attributable to new investors....................................................
Pro forma net tangible book value per share after this offering........
                                                                            ---
Dilution in pro forma net tangible book value per share to new
 investors.............................................................     $
                                                                            ===

   The following table summarizes on a pro forma basis at June 30, 1999 after giving effect to the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 32,990,691 shares of common stock immediately prior to completion of this offering and the automatic conversion
of the convertible promissory notes into     shares of common stock upon
completion of this offering at an assumed initial public offering price of $ share, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming an initial
public offering price of $    per share:

                         Shares Purchased      Total Consideration
                         -------------------   ---------------------   Average Price
                         Number    Percent      Amount     Percent       Per Share
                         -------   ---------   ---------  ----------   -------------
Existing stockholders...                     %  $                    %      $
New investors...........
                          -------   ---------   --------   ----------
  Total.................                100.0%                  100.0%
                                    =========              ==========

   The above tables are based on shares outstanding as of June 30, 1999. These tables exclude:

  . 459,875 shares subject to outstanding options at a weighted average exercise price of $3.24 as of June 30, 1999, 1,426,337 shares of common stock available for future issuance under our 1997 Stock Plan and 5,000,000 shares of common stock available for future issuance under our 1999 Stock Plan;

  . 4,982,118 shares of common stock reserved for issuance on the exercise of warrants, of which 4,588,416 shares at a weighted average exercise price of $1.13 per share were outstanding as of June 30, 1999;

  . 500,000 shares of common stock available for issuance under our 1999
    Directors' Stock Option Plan; and

  . 500,000 shares of common stock available for issuance under our 1999
    Employee Stock Purchase Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the period from January 27, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998 have been derived from the audited consolidated financial statements of Cerent Corporation included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, Independent Auditors. The consolidated statement of operations data for the six-month periods ended June 30, 1998 and 1999, and the consolidated balance sheet data as of June 30, 1999, are unaudited. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited results of operations for these periods. The consolidated financial data for the six-month period ended June 30, 1999 are not necessarily indicative of results to be expected for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                            Period from
                                            January 27,
                                                1997
                                            (inception)               Six Months Ended
                                                 to       Year Ended      June 30,
                                            December 31, December 31, -----------------
                                                1997         1998      1998      1999
                                            ------------ ------------ -------  --------
                                                                        (unaudited)
                                              (in thousands, except per share data)
Consolidated Statement of Operations Data:
 Revenue..................................    $     --    $     220   $    --  $  9,917
 Cost of revenue..........................          --        1,061        --     7,943
                                              --------    ---------   -------  --------
 Gross profit (loss)......................          --         (841)       --     1,974
 Operating expenses:
 Research and development.................       5,159       15,553     6,723     8,792
 Selling, general and administrative......       2,470        5,039     1,673    10,251
 Stock compensation.......................          --          510        --    10,800
                                              --------    ---------   -------  --------
  Total operating expenses................       7,629       21,102     8,396    29,843
                                              --------    ---------   -------  --------
 Operating loss...........................      (7,629)     (21,943)   (8,396)  (27,869)
 Interest expense and other, net..........        (229)        (607)     (268)   (1,435)
                                              --------    ---------   -------  --------
 Net loss.................................    $ (7,858)   $ (22,550)  $(8,664) $(29,304)
                                              ========    =========   =======  ========
 Basic and diluted net loss per share
  (1).....................................    $  (0.82)   $   (1.33)  $ (0.57) $  (1.36)
                                              ========    =========   =======  ========
 Shares used in computing basic and
  diluted net loss per share (1)..........       9,535       16,901    15,091    21,470
                                              ========    =========   =======  ========
 Pro forma basic and diluted net loss per
  share (1) (unaudited)...................                $   (0.67)           $  (0.54)
                                                          =========            ========
 Shares used in computing pro forma
  basic and diluted net loss per share (1)
  (unaudited).............................                   33,850              54,026
                                                          =========            ========

                                                December 31,
                                              ----------------
                                               1997     1998   June 30, 1999
                                              ------- -------- -------------
                                                                (unaudited)
                                                        (in thousands)
Consolidated Balance Sheet Data:
 Cash and cash equivalents................... $ 6,758 $ 22,245    $ 5,794
 Working capital.............................   4,868   18,511      1,453
 Total assets................................  10,143   31,877     33,628
 Long-term debt, net of discount.............   3,718    4,229      5,001
 Total stockholders' equity..................   4,197   20,885     13,484

---------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used to compute per share data.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   We design, develop and market an evolutionary, multi-service optical transport platform designed to dramatically lower network operating costs and increase the efficiency of bandwidth delivery within today's congested transport networks. Our Cerent 454 efficiently integrates multiple voice and data services in a single, compact platform and is designed to support any transmission rate up to an aggregate of 240 Gbps. Our 454 supports multiple service offerings from a single platform and provides flexibility and scalability to accommodate the requirements of existing installed equipment and growing bandwidth demands. The Cerent 454 provides a cost-effective solution for our service provider customers and enables them to rapidly deploy a wide range of applications and revenue generating services.

   We were incorporated in Delaware in January 1997 as Fiberlane Communications, Inc. and commenced operations in April 1997. From our inception through September 1998, our operating activities were primarily devoted to increasing our research and development capabilities, designing our ASICs, developing our software and developing and testing the Cerent 454. We also staffed and trained our administrative, marketing and sales organizations. In December 1998, we began shipping the Cerent 454 with volume shipments beginning in the first quarter of 1999. As of June 30, 1999, we had shipped our 454 to 86 customers.

   Since our inception, we have incurred significant losses, and as of June 30, 1999, we had an accumulated deficit of $59.7 million. We have not achieved profitability on a quarterly or an annual basis, and anticipate that we will incur net losses for the foreseeable future. We expect to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significantly higher revenues to achieve and maintain profitability.

   Our revenue currently is derived from sales of one product, the Cerent 454. We expect that a significant portion of our future revenue will continue to come from sales of the Cerent 454. While we are developing and plan to introduce future products and enhancements to our 454, we cannot assure you that we will be successful in these efforts.

   We recognize revenue at the time of shipment, assuming that collectibility is probable, unless we have future obligations or have to obtain customer acceptance, in which case revenue is deferred until these obligations are met. We provide for potential product returns and estimated warranty costs in the period of the related sale.

   We currently sell the 454 through our direct sales force and have targeted our initial sales efforts primarily to emerging IXCs, CLECs, independent carriers and cable companies. We intend to pursue incumbent IXCs, RBOCs and international carriers. In order to achieve significant revenue growth, we must increase sales of our products to CLECs and the other small carriers and effectively market and sell our products to large, established carriers, such as RBOCs and incumbent IXCs. The expansion of our sales efforts to include RBOCs and incumbent IXCs will necessitate the hiring of a significant number of additional sales personnel. See "Risk Factors--Our future success depends on our ability to increase sales of our products to CLECs and other relatively small telecommunications carriers and to effectively market and sell our products to large, established carriers."

   Our cost of revenue consists of amounts paid to third-party manufacturers, manufacturing start-up and personnel and related costs. We outsource our manufacturing and assembly requirements. Accordingly, a significant portion of our cost of revenue consists of payments to a third-party contract manufacturer. Manufacturing engineering and documentation control are conducted at our facility in Petaluma, California. Our gross margins will be affected primarily by the following factors:

  . demand for our products;

  . new product introductions both by us and by our competitors;

  . changes in our pricing policies and those of our competitors;

  . the mix of product configurations sold; and

  . the volume of manufacturing and the effect on manufacturing costs.

   Research and development expenses consist primarily of salaries and related personnel costs, non-recurring engineering charges and prototype costs related to the design, development, testing and enhancement of our products, including our ASICs, software and system development. We expense our research and development costs as they are incurred. Several components of our research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in our expenses. Our ASIC development requires an upfront payment of non-recurring engineering charges, regardless of whether the integrated circuit works, and a per unit cost payable as ASICs are purchased. Additionally, we incur significant expenses in connection with the purchase of testing equipment for our products. With several complex ASICs in our architecture, we will incur large non-recurring engineering and prototype expenses with every enhancement of the Cerent 454 and any new product development. We are devoting substantial resources to the continued development and enhancement of the Cerent 454 and the introduction of new products. We believe that research and development is critical to our strategic product development objectives and intend to leverage our leading technology to meet the changing requirements of our customers. As a result, we expect our research and development expenses to increase in absolute dollars in the future.

   Selling, general and administrative expenses consist primarily of salaries and related personnel costs of sales and marketing personnel, salaries and related expenses for executive, finance, accounting, facilities, human resources and information technology personnel, recruiting expenses and professional fees, commissions and promotional and other marketing expenses. We expect that sales and marketing expenses will increase substantially in absolute dollars in the future as we increase our direct sales efforts, hire additional sales and marketing personnel, initiate additional marketing programs and establish sales offices in new locations. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company. We do not allocate general corporate overhead expenses which include but are not limited to rent and utilities.

   In connection with the granting of certain stock options and warrants during the year ended December 31, 1998 and the six-month period ended June 30, 1999, we recorded deferred stock compensation of $2.8 million and $41.3 million, respectively. Stock compensation primarily includes the amortization of stock compensation charges resulting from the granting of stock options and warrants with exercise prices below the deemed fair value of our common stock on the date of grant. These amounts are being amortized using a graded vesting method over the vesting periods of the applicable options or term of the related warrants. We amortized $332,000 of deferred stock compensation during the year ended December 31, 1998, and $5.7 million of deferred stock compensation during the six-month period ended June 30, 1999. During the year ended December 31, 1998 and the six-month period ended June 30, 1999, we also recorded stock compensation charges of $178,000 and $5.1 million, respectively, relating to the issuance of convertible preferred stock to certain of our officers at an exercise price which was below the deemed fair value of our common stock. Including amounts recorded through June 30, 1999, we expect to amortize approximately $23.3 million of this deferred compensation expense in 1999, $15.7 million in 2000, $7.0 million in 2001 and $2.7 million in 2002. See Note 3 of Notes to Consolidated Financial Statements.

   In connection with our financing obligations, we recorded $338,000, $163,000 and $8.8 million as discounts on long-term debt for the period ended December 31, 1997, year ended December 31, 1998 and the six-month period ended June 30, 1999, relating to the deemed fair value of warrants which were issued in connection with our debt financings. The discounts are being amortized over the term of the long-term debt as interest expense. We recorded $76,000, $139,000 and $1.0 million of amortization expense for the period ended December 31, 1997, year ended December 31, 1998 and the six-month period ended June 30, 1999, respectively. Including amounts amortized through June 30, 1999, we expect to amortize approximately

$2.8 million of this discount in 1999, $3.7 million in 2000 and $2.6 million in 2001. See Note 3 of Notes to Consolidated Financial Statements.

   As of December 31, 1998, we had approximately $20.4 million of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. Such net operating loss carryforwards expire at various dates beginning in 2012 to the extent that they are not utilized. We have not recognized any benefit from the future use of loss carryforwards for these periods, or for any other periods, since inception. Management's evaluation of all the available evidence in assessing realizability of the tax benefits of such loss carryforwards indicates that the underlying assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize the tax benefits currently.

Results of Operations

 Revenue

   The quarter ended December 31, 1998 was the first quarter we recognized revenue. Revenue was $220,000 for the year ended December 31, 1998 and $9.9 million for the six-month period ended June 30, 1999. The increase in revenue was directly related to the increase in sales of the Cerent 454.

 Cost of Revenue

   Cost of revenue was $1.1 million for the year ended December 31, 1998 and $7.9 million for the six-month period ended June 30, 1999. We began shipping our product in the quarter ended December 31, 1998. Cost of revenue as a percentage of revenue was very high during these periods due to the large cost of initial start-up of production and the low volume of sales.

 Research and Development Expenses

   Research and development expenses were $15.6 million for the year ended December 31, 1998, an increase of $10.4 million from $5.2 million for the period ended December 31, 1997, and were $8.8 million for the six-month period ended June 30, 1999, an increase of $2.1 million from $6.7 million for the comparable period of 1998. The period-to-period increases were primarily due to increased costs associated with a significant increase in personnel and personnel-related expenses. An increase in non-recurring engineering costs and an increase in prototype expenses also contributed to the period-to-period increases. Development is essential to our future success and we expect that research and development expenses will increase in absolute dollars in future periods.

 Selling, General and Administrative Expenses

   Selling, general and administrative expenses were $5.0 million for the year ended December 31, 1998, an increase of $2.5 million from $2.5 million for the period ended December 31, 1997, and were $10.3 million in the six-month period ended June 30, 1999, an increase of $8.6 million from $1.7 million for the comparable period of 1998. The period-to-period increases were due primarily to a significant increase in the number of sales and marketing and general and administrative personnel, increased recruiting expenses and other related personnel costs. An increase in professional fees and an increase in rent and utilities also contributed to the period-to-period increases.

 Stock Compensation

   Stock compensation expenses were $510,000 and $10.8 million for the year ended December 31, 1998 and the six-month period ended June 30, 1999, respectively. The increase was due primarily to an increase in the number of options granted to our employees at exercise prices which were below the deemed fair value of our common stock and $5.1 million of stock compensation expense relating to the issuance of preferred stock to certain of our officers at an exercise price which was below the deemed fair value of our common stock.

 Interest Expense and Other, Net

   Interest expense and other, net, relates primarily to expenses associated with our financing obligations. Interest expense and other, net, totaled $229,000 and $607,000 for the period ended December 31, 1997 and year ended December 31, 1998, respectively, and $268,000 and $1.4 million for the six-month periods ended June 30, 1998 and 1999, respectively. These increases were due primarily to increased borrowings under financing obligations and related amortization of discounts relating to warrants issued in connection with these obligations.

Quarterly Results of Operations

   The following table presents our operating results for the quarters ended September 30 and December 31, 1998 and March 31 and June 30, 1999. The 454 was placed into production in the quarter ended September 30, 1998. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.

                                                Quarter Ended
                                ---------------------------------------------
                                September 30, December 31, March 31, June 30,
                                    1998          1998       1999      1999
                                ------------- ------------ --------- --------
                                                 (unaudited)
                                               (in thousands)
Consolidated Statement of
 Operations Data:
 Revenue.......................    $    --      $   220     $ 2,442  $  7,475
 Cost of revenue...............        346          715       2,338     5,605
                                   -------      -------     -------  --------
 Gross profit (loss)...........       (346)        (495)        104     1,870
 Operating expenses:
  Research and development.....      4,312        4,518       4,191     4,601
  Selling, general and
   administrative..............      1,332        2,034       4,406     5,845
  Stock compensation...........         49          461         783    10,017
                                   -------      -------     -------  --------
   Total operating expenses....      5,693        7,013       9,380    20,463
                                   -------      -------     -------  --------
 Operating loss................     (6,039)      (7,508)     (9,276)  (18,593)
 Interest expense and other,
  net..........................       (214)        (125)       (149)   (1,286)
                                   -------      -------     -------  --------
 Net loss......................    $(6,253)     $(7,633)    $(9,425) $(19,879)
                                   =======      =======     =======  ========

   Our revenues and operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside of our control. The primary factors that may affect us include the following:

  . variations in the timing and size of sales and shipments of our products;

  . delays or cancellations of product orders by our customers;

  . new product introductions by us or our competitors;

  . changes in our pricing policies or the pricing policies of our competitors;

  . mix in product configurations that we sell;

  . our ability to develop, introduce and ship in a timely manner new products and product enhancements that meet customer requirements;

  . our ability to obtain sufficient supplies of the sole or limited source components, including ASICs;

  . our ability to attain and maintain production volumes and quality levels for our current and future products;

  . our ability to control expenses and manufacturing costs;

  . costs related to acquisitions of technology or businesses; and

  . general economic conditions as well as those specific to the communications and related industries.

   We plan to increase significantly our operating expenses to fund greater levels of research and development, expand our sales and marketing operations and broaden our customer support capabilities. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands which will result from this offering and the increasing size of our business. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, any unanticipated decline in revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

   Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of securities analysts and investors, which could cause the price of our common stock to decline.

Liquidity and Capital Resources

   From inception through June 30, 1999, we have financed our operations primarily through private sales of our capital stock totaling approximately $50.5 million in net proceeds. We have also financed our operations through net borrowings on long-term debt agreements totaling approximately $21.0 million. On July 21, 1999, we received $30.0 million in proceeds through the issuance of convertible promissory notes. At June 30, 1999, cash and cash equivalents totaled $5.8 million. As of June 30, 1999, we had $10.0 million available under long-term debt agreements.

   Cash used in operating activities for the year ended December 31, 1998 was $19.8 million, an increase of $13.0 million from the $6.8 million used for the period ended December 31, 1997. The increase was primarily due to an increase in our net loss from $7.9 million in fiscal 1997 to $22.6 million in fiscal 1998, partially offset by increased non-cash operating charges in 1998. Cash used in operating activities for the six-month period ended June 30, 1999 was $17.3 million, an increase of $10.1 million from the $7.2 million used for the six-month period ended June 30, 1998, as a result of an increase in our net loss from $8.7 million for the six-month period ended June 30, 1998 to $29.3 million for the six-month period ended June 30, 1999, partially offset by increased non-cash operating charges.

   Cash used in investing activities for the year ended December 31, 1998 was $4.2 million, an increase of $0.6 million from the $3.6 million used for the period ended December 31, 1997. Cash used in investing activities for the six-month period ended June 30, 1999 was $9.3 million, an increase of $6.8 million from the $2.5 million used for the six-month period ended June 30, 1998. Cash used in investing activities for these periods primarily reflected the purchase of computers and other equipment and software used in our development activities and other equipment and furniture used in our operations.

   Cash provided by financing activities was $17.1 million for the period ended December 31, 1997, $39.5 million for the year ended December 31, 1998 and $10.1 million for the six-month period ended June 30, 1999. Cash provided by financing activities for these periods was derived primarily from private sales of convertible preferred stock and long-term debt borrowings. See "Related Party Transactions" and Notes 3, 6 and 9 of Notes to Consolidated Financial Statements.

   We believe that the net proceeds from this offering, together with our current cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which could harm our business, financial condition and operating results.

Year 2000 Compliance

 Impact Of The Year 2000 Computer Problem

   The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

 State Of Readiness Of Our Products

   We have designed the Cerent 454 for use in the year 2000 and beyond and believe it is year 2000 compliant. However, our products are generally integrated into larger networks involving sophisticated hardware and software products supplied by other vendors. Each of our customers' networks involves different combinations of third party products. We cannot evaluate whether all of their products are year 2000 compliant. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. Although no such claims have been made, we may in the future be required to defend our products in legal proceedings which could be expensive regardless of the merits of such claims.

 State Of Readiness Of Our Internal Systems

   Our business may be affected by year 2000 issues related to non-compliant internal systems developed by us or by third-party vendors. We have received assurances that all material systems from third-party vendors in use by us are year 2000 compliant. We are not currently aware of any year 2000 problem relating to any of our material internal systems. We are in the process of testing all such systems for year 2000 compliance and plan to complete such testing before September 30, 1999. We do not believe that we have any significant systems that contain embedded chips that are not year 2000 compliant. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as our manufacturers, suppliers, customers and other service providers. We believe that absent a systemic failure outside our control, such as a prolonged loss of electrical or telephone service, year 2000 problems at third parties such as manufacturers, suppliers, customers and service providers will not have a material impact on our operations. If our manufacturers, suppliers, vendors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party manufacturers, suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business and our financial results. Our customers' purchasing plans could be affected by year 2000 issues if they need to expend significant resources to fix their existing systems to become year 2000 compliant. This situation may reduce funds available to purchase our products. In addition, some customers may wait to purchase our products until after the year 2000, which may reduce our revenue.

 Risks

   Failures of our internal systems to be year 2000 compliant could temporarily prevent us from processing orders, issuing invoices and developing products and could require us to devote significant resources to correcting such problems. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, results of operations or financial condition.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the fiscal year ended December 31, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has not evaluated the impact of FAS 133, however, it believes the adoption of FAS 133 will not have a material effect on the consolidated financial position, results of operations, or cash flows as the Company has not entered into any derivative contracts.

Quantitative and Qualitative Disclosures About Market Interest Rate Sensitivity

   Our exposure to market risk is principally confined to our cash and money market accounts which have short maturities and, therefore, minimal and immaterial risk.

                                    BUSINESS

Overview

   We are a leading provider of next-generation optical transport solutions that enable network service providers to meet the demands resulting from the rapid growth in the volume of communications traffic. We deliver an evolutionary, multi-service optical transport platform designed to dramatically lower network operating costs and increase the efficiency of bandwidth delivery within today's congested transport networks. Our Cerent 454 efficiently integrates multiple voice and data services in a single, compact platform and is designed to support any transmission rate up to an aggregate of 240 Gbps. The 454 provides a cost-effective solution for our service provider customers and enables them to rapidly deploy a wide range of applications and revenue generating services. As of June 30, 1999, we had shipped the Cerent 454 to 86 customers, including ALLTEL, Buckeye TeleSystem, Frontier Communications, GST Telecom, Hutchinson Telephone, Nextlink, PSINet, Qwest Communications, RCN Corp., Sho-Me Power Electric, TCI and Williams Communications.

Industry Background

 Dramatic Increase in the Volume of Data Traffic

   The volume of data traffic over communications networks has surpassed traditional voice traffic and continues to grow dramatically. Industry sources have predicted that voice will account for less than 1% of worldwide communications traffic by 2004. The primary reason for the increase in data traffic is the emergence of the Internet as an essential communications and transaction medium. According to International Data Corporation, the number of Internet users worldwide reached approximately 142 million in 1998 and is forecasted to grow to approximately 502 million by the end of 2003. The increasing use of the Internet among consumers and business users is primarily attributable to easier and cheaper access to the Internet, greater diversity of devices that are able to access the Internet and the demand for bandwidth-intensive applications and enhanced services. E-commerce in particular is generating enormous data traffic over communications networks as it is becoming a critical element of many businesses' strategies. According to International Data Corporation, e-commerce revenues are expected to grow from approximately $32 billion at the end of 1998 to approximately $426 billion by the end of 2002.

   This increase in data traffic has placed significant constraints on the existing communications infrastructure which was originally designed to carry only voice traffic over the public switched telephone network, or PSTN. Such constraints have manifested themselves in the form of network congestion, decreases in reliability and an inability to scale effectively with an ever-increasing volume of traffic.

   To accommodate the increase in data traffic as well as meet the demand for bandwidth-intensive applications and enhanced services, service providers recognize the need to upgrade their communications networks. With the advent of telecommunications deregulation and the subsequent increased competition, existing as well as emerging service providers are deploying new communications infrastructure equipment to carry the increasing volume of data traffic while optimizing the utilization of existing networks.

 The Communications Network

   Service provider communications networks consist of a complex set of several interlinking networks: the Internet, the public switched telephone network and private corporate networks. These networks consist of a vast conglomeration of equipment, which is typically owned by communications service providers and cannot be changed easily or comprehensively without an interruption of service.

   The communications networks can be conceptually classified into the following three categories:

  . access network

  . optical transport network

  . optical backbone or core



[Graphic depicting the access, optical transport and optical backbone networks. The access network is depicted as six access services, including IP/ATM, POTS, DSL, cable modem, frame relay and analog/ISDN. The optical transport network is depicted as a interconnected web of fiber optic transmission lines within a cloud shape. The optical backbone is depicted as an interconnected web of fiber optic transmission lines within a smaller cloud shape.

   The access network, often referred to as the last mile, carries electrical signals via telephone copper twisted-pair wiring, coaxial cable and wireless transmissions between end users' and service providers' networks. The optical transport network consists of fiber optic transmission lines that aggregate the multiple electronic signals from the access portion and interconnects these aggregation points to the fiber optic backbone or core. The fiber optic backbone consists of long-haul fiber optic lines designed to carry enormous amounts of communications traffic over great distances.

 Access Network Upgrades Are Enabling High-Speed Broadband Delivery

   The access network connects individual end users and corporate local area networks, or LANs, to service provider networks and was originally designed to support low-bandwidth analog voice traffic. Due to the increased demands for high-bandwidth data traffic and enhanced voice services that now must pass over this traditional analog network, service providers have begun to install new high-speed access equipment. These new higher speed broadband digital transmission technologies include:

  . digital subscriber line, or DSL, over traditional copper twisted-pair wiring;

  . cable modem technology over coaxial cable; and

  . broadband wireless.

   Each of these technologies has substantially higher data transmission speeds or bandwidth than traditional telephone lines and is being deployed at rapid rates to meet the growing demands of end users. The Gartner Group estimates that worldwide revenue for DSL equipment will increase from approximately $700 million in 1999 to approximately $3.2 billion by 2003 and that worldwide cable modem shipments will increase from approximately 1.8 million in 1999 to approximately 5.3 million by 2003. In addition to supporting multiple types of emerging broadband traffic, access networks must also support standards such as internet protocol, or IP, asynchronous transfer mode, or ATM, and frame relay.

   Many vendors focus exclusively on developing new technologies that serve the access portion of the network. These vendors supply several separate devices to handle disparate traffic types as existing equipment is unable to aggregate multiple data types at multiple speeds. This traditional approach of accessing service-provider networks via separate devices results in a complex access solution that is expensive, consumes valuable space at a carrier's central offices and a cable operator's headend locations and is difficult to manage and maintain. These new broadband services operate in conjunction with traditional voice technology and are incremental to the existing network resources. As a result, legacy systems will continue to exist in the network. Accordingly, the equipment linking the access network to the optical transport network must provide the flexibility to support the coexistence of multiple broadband services as well as voice traffic. We expect that this problem will be exacerbated as broadband services become more pervasive.

 Backbone Network Upgrades Are Enabling Higher Capacity

   The backbone network is designed to carry the heaviest aggregated traffic and has traditionally been dominated by a small number of incumbent inter-exchange carriers, or IXCs, such as AT&T, MCI WorldCom and Sprint. More recently, new backbone providers such as Level 3, Qwest Communications and Williams Communications have emerged to support increased capacity and performance demands. In recent years, carriers have invested significantly to upgrade transmission capacity and equipment in the backbone. In order to meet increased bandwidth demands, carriers have adopted and deployed new equipment and enhanced technologies that include:

  . high performance frame relay and ATM switches and terabit IP routers that enable the networks to switch and route the increasing volumes of data traffic;

  . dense wave division multiplexing, or DWDM, systems that, depending on the commercial system deployed, enhances the capacity of existing fiber optic lines by a factor of 8, 32, 64 or 128;

  . optical transmission equipment that enables transition from slower speeds, such as the industry standard referred to as OC-3 operating at 155 Mbps to the higher standards OC-48 operating at 2.5 Gbps and eventually OC-192 operating at 10 Gbps; and

  . high-capacity fiber optic cabling which maintains the integrity of a signal for longer distances.

   The advent of these new technologies continues to increase the capacity of the fiber optic backbone. This increased capacity is placing increasing demands on the optical transport network.

 Limitations of the Traditional Optical Transport Network

   The optical transport network consists of optical equipment that aggregates multiple traffic types from the access network and interconnects these aggregation points to the long-haul backbone portion of the network. Service providers which own and deploy equipment in the transport portion of the network include competitive local exchange carriers, or CLECs, independent telephone companies, utility companies, cable companies, Internet service providers, or ISPs, emerging IXCs such as Level 3, Qwest and Williams, as well as traditional regional Bell operating companies, or RBOCs, and incumbent IXCs, such as AT&T, MCI WorldCom and Sprint. In addition, international carriers are also expanding their transport networks.

   The optical transport network consist within and interconnects metropolitan area, regional, national and interoffice networks and currently consists primarily of legacy voice-based technologies, such as add/drop multiplexers, or ADMs, and digital cross-connects, or DCS, that aggregate access traffic and place it onto the optical backbone. Current systems in the optical transport network utilize legacy equipment that conforms to standard fiber-optic transmission signals called synchronous optical network, or SONET. The international variation of SONET is called synchronous digital hierarchy, or SDH. Dataquest estimates that approximately $9 billion of SONET/SDH and DCS equipment was deployed in the optical transport network in 1998.

   These legacy systems were designed for predictable analog voice traffic and cannot efficiently handle the multiple data and voice service offerings enabled by the proliferation of broadband access technologies. Currently, separate equipment must be dedicated to each service type because existing equipment is unable to aggregate multiple data types at multiple speeds. Changes or upgrades to existing equipment are expensive, take up critical space in a service providers' central office or headend location, require significant time and effort to implement and increase the risk of network downtime. For example, the mere upgrading from an OC-12 at 622 Mbps to an OC-48 at 2.5 Gbps SONET system is very expensive and requires a replacement of existing SONET equipment, potentially from multiple vendors. This upgrade can take several days to implement. Because service providers have no tolerance for network downtime, they are consequently forced to build a second, fully redundant network to ensure uninterrupted service.

   Traditional transport systems cannot evolve to accommodate the multiple services and rapid growth that characterize networks in the Internet era. While new devices and technologies have been introduced to address the increases in data traffic over the access and backbone portions of the network, the transport portion has not yet been similarly addressed with new broadband optimized technologies and equipment.

 The Cerent Opportunity

   As new higher bandwidth access and backbone technologies proliferate on either side of the transport network, service providers are increasingly looking for transport equipment that:

  . supports multiple service offerings from a single platform;

  . offers scalability and flexibility to accommodate both the requirements of existing installed equipment and the rapidly increasing bandwidth demands of service providers' customers;

  . enables rapid deployment of new services and non-service affecting upgrades;

  . provides cost-effective installation and maintenance;

  . operates within the service providers' existing network management system for operations, administration, maintenance and provisioning; and

  . satisfies carrier-class reliability and system certifications.

The Cerent Solution



[Graphic depicting two of our Cerent 454 products connected by a line across a cloud shape. Each of the Cerents 454's are in turn connected by lines to various dots, which are labelled "Voice/TDM," "Video," "POS", "IP," "ATM" and "Frame Relay."]

   We design, develop and market an evolutionary, multi-service optical transport platform designed to dramatically lower network operating costs and increase the efficiency of bandwidth delivery within today's congested transport networks. Our high-speed solution, the Cerent 454, efficiently integrates multiple voice and data services in a single, compact platform and is designed to support any transmission rate to an aggregate of 240 Gbps. The Cerent 454 provides a cost-effective solution for our service provider customers and enables them to rapidly deploy a wide range of applications and revenue generating services. We believe that our solution provides service providers with the following key competitive advantages and benefits:

   Supports Multiple Service Offerings from a Single Platform. Our system enables service providers to meet their optical transport equipment needs from a single supplier instead of having to purchase a multitude of different equipment from multiple vendors. While traditional SONET transport system architectures have been optimized for voice-only based services, our system efficiently supports voice services, as well as IP, ATM and frame relay in a single, compact platform. It is also optimized for all emerging broadband access traffic including DSL, cable modem and wireless. Our Cerent 454 platform efficiently aggregates all widely used traffic types, operating at different speeds, and efficiently delivers the data for transmission over the optical network. The Cerent 454 integrates the functionality of traditional SONET add-drop multiplexers, digital cross-connect systems and packet/cell switches on a single platform.

   Scalable, Flexible, Evolutionary System. Our system is capable of easily and quickly responding to unpredictable network growth and usage, enabling our service provider customers to quickly take advantage of future revenue opportunities. The Cerent 454 supports over-subscription of bandwidth by utilizing statistical multiplexing and packet/cell switching to aggregate bandwidth, thus avoiding wasted bandwidth that is otherwise dedicated to accommodating peak volumes of data traffic. Flexible slot utilization is achieved via a plug-and-play architecture as the system's slots support all Cerent 454 plug-ins and hence facilitate scalability to higher transmission speeds. Our software-based provisioning system delivered within the 454 is designed with maximum flexibility to support a comprehensive set of transport layer protocols including SONET/SDH and DWDM. In addition, our Cerent 454 system supports the ring architectures of the current SONET/SDH networks as well as the mesh network architectures that will be deployed as service providers migrate to fully transparent optical network architectures. The modular structure provides a migration path for service providers which allows them to leverage their existing infrastructure as end-user requirements and technologies evolve.

   Rapid Deployment of New Services and Non-Service Affecting Upgrades. Our Cerent 454 system was designed to be shipped, installed and configured more quickly than legacy transport equipment. We currently deliver the Cerent 454 within ten days of receipt of order and our customers have installed and turned up the 454 in less than an hour. Rapid service initiation is achieved through eliminating the need to make modifications to the hardware elements of the network and through an innovative route assignment architecture that simplifies the installation process and enhances the efficiency of sending information across legacy transport networks. Our six proprietary application specific integrated circuits, or ASICs, enable service providers to scale transmission capacity from relatively low-speed OC-3 optical transport at 155 Mbps to higher speed OC-12 optical transport at 622 Mbps to OC-192 optical transport at 10 Gbps without any changes in network hardware other than a modular line card swap. This eliminates the need for a complete replacement of existing equipment and thereby preserves existing investments and minimizes the risk of downtime and the cost of equipment redundancy. Changes or upgrades to the system can be performed without any interruption of service.

   Cost-Effective Deployment and Dramatically Lower Lifecycle Costs. Our system provides customers with a solution that can be rapidly put to use with a modest initial capital investment. Our Cerent 454 provides for cost-effective deployment and significantly lower lifecycle costs, as compared to legacy transport systems. The Cerent 454 supports any transmission speed from DS-1 at
1.5 Mbps to OC-48 at 2.5 Gbps at reduced cost and space requirements relative to current generation optical transport equipment. The system's small size, which is 18 1/2 inches tall by 19 inches wide by 12 inches deep, ensures optimal rack space and power usage. This compares to legacy transport equipment which can occupy multiple seven-foot racks. The lifecycle cost of the equipment is further reduced with fewer card types, simplified installation and maintenance procedures and easy upgrades. Our Cerent 454 has a graphical user interface that works on any standard personal computer, thus managing our Cerent 454 network does not require the purchase of an outboard workstation or separate element management software.

   Interoperability with Existing Networks. The Cerent 454 offers interoperability with other equipment in the optical transport network. We actively participate in developing industry-wide standards to continue to facilitate end-to-end interoperability. Our 454 operates within the service provider's existing network management system for operations, administration, maintenance and provisioning. In addition, to further reduce time to service for service providers the Cerent 454 is compatible with existing service provider operational systems and support, or OSS.

   High Reliability and Robustness. The Cerent 454 offers the level of reliability demanded by the operators of the world's largest networks. Our system combines the robustness required for customer premise equipment and outside plant compliance with the stringent Bellcore specifications for central office environments. The 454 is conditioned for a wide variety of environments and is network equipment buildings standard, or NEBS, level 3 certified which requires the 454 to be able to operate in severe environments, including temperatures ranging from -40(degrees)C to +60(degrees)C. Additionally, the Cerent 454 is rural utility services, or RUS, listed allowing rural independent carriers to acquire our product using government loans. The Cerent 454 performs reliably in a wide variety of physical locations within the optical transport network, including Internet service providers' points of presence, carriers' central offices and cable operators' headend locations, customer premises, outside plant cabinets and multi-dwelling units.

The Cerent Strategy

   Our objective is to be the leading supplier of evolutionary optical transport solutions. The key elements of our strategy include the following:

   Continue to Develop and Introduce Products that Address Service Providers' Optical Transport Needs. We intend to continue developing products that provide scalable, flexible and cost-effective optical transport solutions that will operate reliably under a wide range of operating environments. The number of services used to access the optical network is large and growing. We have designed our initial product, the Cerent 454, to support all modes of access to the optical network including IP, ATM, frame relay, DSL, cable modem and wireless and to facilitate such access at multiple speeds without affecting service. We will continue to focus our product development efforts on providing transport solutions that accommodate all emerging types of access to the optical network. At the same time, we intend to preserve the ability of such products to accommodate traditional types of access so that our customers will not be forced to make unnecessary upgrades to their existing network infrastructure or change their preferred forms of access.

   Penetrate a Large Base of Customers with Targeted Direct Sales and
Support. We intend to continue selling our products direct to customers through our internal sales force. We believe that it is important to take a targeted approach to the implementation of our sales strategy and have focused initially on emerging IXCs, CLECs, independent carriers and cable companies. We intend to pursue incumbent IXCs, RBOCs and international carriers. By focusing our initial sales efforts on the service providers that can move quickly to adopt new technologies, we can more rapidly obtain a large installed user base. We believe that the adoption and implementation of our products, such as the 454, by a large number of CLECs and independent carriers will help promote the sale of our products to the incumbent IXCs and RBOCs. Additionally, we believe that providing ongoing support is critical to successful long-term relationships with, and follow-on sales to, our customers. In this regard, we are committed to providing our customers with the highest levels of support and service.

   Maintain and Extend Product and Technology Leadership. We believe that we are currently a technology leader in developing optical transport solutions and will continue to develop products that are designed to support multiple forms of broadband access and all leading network technologies. Network service providers require optical transport solutions that support existing architectures and types of access and also permit migration to new or upgraded versions of existing technologies. The Cerent 454 currently supports widely-deployed, existing SONET architecture, and also can support a wide variety of network technologies such as an all-optical mesh architecture. We intend to continue to invest in the development of innovative network software, hardware and ASIC designs to rapidly develop new products and product enhancements that further increase the functionality of transport systems. We intend to continue to build our research and development efforts, cross-leveraging our intellectual property and technical expertise as we transition to a multi-site, multi-project organization.

   Enable Fast and Cost-Effective Deployment of Products. Our objective is to ensure rapid deployment of optical transport systems to our customers. In this effort, we currently outsource manufacturing, are developing a Web-based ordering system and will continue to design rapidly-installable products. We are currently able to deliver our product on the customer request date, which is typically within ten days of receiving an order. Additionally, by outsourcing manufacturing to a turnkey manufacturer, we can focus on our core competencies of designing flexible, scalable transport solutions.

   Extend the Optical Transport Network. As the optical transport network extends into areas traditionally referred to as the last mile, access providers will require systems that link electrical access networks with the optical backbone closer to the end user. We intend to continue to develop optical transport products that will expand the traditional reach of the optical transport network and create demand for our products in new markets.

Products and Technology

 Cerent 454

   The Cerent 454 is a powerful 240 Gbps next-generation optical transport system designed to dramatically lower the cost and increase the efficiency of bandwidth delivery within optical access and transport networks.



      [A photograph of the Cerent 454 with access and transmission rates.]

   The Cerent 454 base price ranges generally between $20,000 and $50,000 based on configuration.

 Features of the Cerent 454

   Multiple Uses in Transport Networks. The Cerent 454 is designed for a broad range of uses and locations in optical transport networks. The Cerent 454 aggregates a variety of voice, data and video services from access networks over a SONET infrastructure. In backbone networks, the Cerent 454 interconnects carrier exchanges, cable headends and Internet service provider POPs by providing next-generation transport and integrated bandwidth management. The system facilitates the transition of legacy SONET networks to the data intensive networks of the future. The environmentally hardened platform is certified at temperatures of -40(degrees)C to +60(degrees)C and can be deployed in central office, equipment room, outside plant cabinet and customer premises locations. The Cerent 454 is a fully NEBS level 3 and RUS certified, carrier-class product.

   Low Cost Bandwidth. The Cerent 454 high-speed optical transport system dramatically lowers the cost of bandwidth by supporting up to 240 Gbps from a single shelf. Integration of access, transport and bandwidth management capabilities in one platform results in significant first-cost and lifecycle-cost advantages. Optical transport scales from OC-3 at 155 Mbps to OC-192 at 10 Gbps in a single assembly with no impact to service thereby eliminating costly and cumbersome capacity upgrades. Cerent 454 plug-ins offer bandwidth in modular increments to improve efficiency and reduce start-up costs. Capacity can be added as needed, making it cost effective to deploy the system in low and high-density applications. The system's compact size, minimal common control card slots, plug-and-play architecture and flexible card slots ease system configuration, turn-up and use. The Cerent 454's powerful bandwidth management and packet/cell switching features enable efficient use of transportation facilities to further lower bandwidth costs.

   Efficient Bandwidth Management. The Cerent 454 significantly improves bandwidth efficiency to ensure cost-effective transport. The Cerent 454 can groom and aggregate traditional voice traffic, referred to as time division multiplexing, or TDM, as well as bandwidth-intensive data traffic. A core cross-connect matrix provides non-blocking TDM bandwidth management. These extensive bandwidth management features allow each Cerent 454 to be deployed as a distributed broadband digital cross-connect. Additionally, the Cerent 454 utilizes statistical multiplexing and packet and cell switching to aggregate bandwidth. This prevents wasting bandwidth that is otherwise dedicated to accommodating peak volumes of data traffic. The system may be oversubscribed with IP, ATM and frame relay access interfaces when only a fraction of the bandwidth needs to be transported. Packet and cell switching engines are distributed to the interface cards to enable locally switched traffic. Packets and cells from access interfaces are concentrated in standard SONET/SDH payloads if needed for transport onto the fiber network.

   Multiple Configurations. Because every Cerent 454 card from a DS1 or E1 to an OC192 or STM64 can be installed in a single shelf, each terminal can provide transport and access interfaces and can be configured to support one-to-one or one-to-several protection for electrical access.

   Cerent 454 systems can be deployed in any combination of the following network configurations:

  . terminal mode for access agreggation;

  . add-drop mode, or ADM, for traffic grooming and agreggation;

  . ring architecture for SONET/SDH transport.

   Cerent 454 systems can also host systems in any of these configurations.

   The Cerent 454 high speed SONET/SDH transport system supports 240 Gbps of TDM, IP, ATM and frame relay in any combination of configurations from a single platform.

   Network Management. Typical network management systems require external platforms. However, our management system for the Cerent 454 is Java-based and allows the 454 to interface with an off-the-shelf Internet browser, eliminating the need for an external workstation. Our management system supports standard network management protocols such as simple network management protocol, or SNMP, and transaction language 1, or TL-1.

 Technology

   Our unique, single-platform optical transport solution is enabled by key technology capabilities, including the following:

   Plug-And-Play Architecture. The Cerent 454 incorporates extensive integration and modular architecture designed to offer significant economic savings. The Cerent 454 combines in a single platform: high-speed SONET/SDH transport; VT and STS bandwidth management; TDM, IP, ATM and frame relay access; and packet/cell switching. The Cerent 454 chassis is a compact assembly with minimal common control card slots. Flexible slot utilization is achieved via a plug-and-play architecture allowing any Cerent 454 to seamlessly manage TDM, IP, ATM and frame relay traffic.

   ASIC Integration. We have currently developed six proprietary ASICs, all of which are included in our product architecture. These ASICs have significant component integration with gate counts per ASIC ranging from 500,000 to 2.5 million. Our ASIC technology enables support for add-drop-multiplexer functionality, digital cross-connect functionality and packet/cell switching.

   High Speed Optics. Optical connection components with support for speeds higher than OC-12, operating at 622 Mbps, cannot be sourced with off-the-shelf components. Therefore, we have developed discrete OC-48, operating at 2.5 Gbps ASICs, and are developing OC-192, operating at 10 Gbps, ASICs, to optimize size, thermal performance and manufacturing capability. By customizing our discrete optics designs we are able to enhance our in-house packaging expertise which will allow us to scale to even higher optical speeds in a cost-effective manner. In addition, this capability can serve as the basis for future DWDM enhancement efforts.

   Gigabit Data Switching. The Cerent 454 allocates bandwidth via an innovative multi-layer point-to-point backplane architecture that switches traffic across two high-speed planes: a SONET/SDH plane and a data plane. The data plane features 160 Gbps aggregate bandwidth to allow intercard communication and traffic management for data cards utilizing one and three Gbps links. The data plane features an extremely low latency, fully meshed, point-to-point fabric between each card to provide a fully nonblocking data switch backplane. Furthermore, each card can work independently, allowing the customer to create a sub-network that can support a specific service.

   Software. The Cerent 454 incorporates significant software content within our A to Z provisioning system, which enables carriers to offer point-to-point services across their networks. For example, provisioning new services and/or modifying existing services can be accomplished instantaneously through a point and click design. Our operating system is based on Wind River's VX-Works real-time operating system. Major software releases for the 454 are generally released every six months. Our software supports the standard SONET software requirement.

   Integrated DCS. The SONET plane gives each card slot full access to the core cross-connect matrix. Cerent 454 full nonblocking cross-connect modules can groom traffic in STS, up to STS-192, and VT, up to 1344 VT1.5, payloads to any port on any card. This feature maximizes bandwidth efficiency by making it possible to groom SONET/SDH traffic in STS or VT increments. Using redundant cross-connect slots, the Cerent 454 can also be configured as a fully protected digital cross-connect.

Customers

   We began commercial shipments of our products in December 1998 and as of June 30, 1999, had shipped to 86 customers. The following is a representative list of our customers as of June 30, 1999:

  Emerging IXCs      CLECs                   Independent Carriers    Cable Operators
  Frontier           Advanced TelCom Group   ALLTEL                  Buckeye TeleSystem
  Communications
  GST Telecom        Allegheny               Atlantic Telephone      Cablevision Lightpath
                     Communications Connect
  MEANS              Cavalier Telephone      Chibardun Telephone     Charter
                                                                     Communications
  Qwest              Kratz Communications    Citizens Telephone      TCI
  Communications     Nextlink                Commonwealth Telephone
  IXC Communications Ovation Communications  Conneaut Telephone
  Williams           Primelink               Federated Telephone
  Communications     RCN Corp.               Fiber Four
                     Sho-Me Power Electric
                     Sikeston Light & Water  Fort Bend Long
                                             Distance
                                             Grand River Mutual
                                             Telephone
                                             Gulf Telephone
                                             Hutchinson Telephone
                                             NTS Communications
                                             Paul Bunyan Rural
                                             Telephone
                                             Surry Telephone
                                             Triangle Telephone
                                             Tularosa Basin
                                             Telephone

Customer Applications

   Set forth below are examples of typical uses of our Cerent 454 by different types of service providers.

 A CLEC Building Out New Networks

   CLECs have recently begun building out thousands of miles of fiber and communications networks to reach their service objectives. Traditionally, network providers have had to turn to multiple vendors to satisfy all of their optical transport needs, purchasing one piece of equipment for OC-48 backbone transport, a second and third piece of equipment to support OC-12 and OC-3 metropolitan rings, and a fourth piece of equipment for the digital cross-connect segment of the network. Thus, a CLEC would potentially acquire four pieces of equipment from multiple vendors. However, a CLEC deploying the Cerent 454 in its network is capable of integrating the backbone and various speeds of metropolitan SONET rings into one transport management platform.

[Side by side graphical juxtaposition of traditional implementation versus implementation with our solution. The "Traditional Implementation" illustration appears on the left side of the graphic, and shows four cubes labelled "OC-48" around an oval-shaped ring. One cube is connected by three lines to a rectangle labelled "3/1 Digital Cross Connect," which is in turn connected to two circles labelled "Metropolitan Network." One circle has three boxes labelled "OC-3" around its circumference; the other has three boxes labelled "OC-12" around its circumference. The words "Four Distinct Equipment Pieces Required" appear beneath the graphic.

The "Implementation With Our Solution" graphic appears on the right side of the page and is depicted as three rings connected by our Cerent 454 in the center of the rings. One ring is labelled "Backbone Transport"; the other two are labelled "Metropolitan Network." The words "One Network Element For All Transport Needs" appear beneath the graphic.]


                             [CHART APPEARS HERE]

   With the Cerent 454, a CLEC is able to deploy one network element to satisfy its transport needs and is able to realize more optimal network build-out costs. The Cerent 454 provides a single optical transport network platform to service and maintain the network on an ongoing basis, enabling a CLEC to realize significant life-cycle cost benefits, as compared to legacy, multi-product and multi-vendor transport solutions.

 A Cable Company Offering Multiple Services

   Cable companies are seeking to leverage their hybrid fiber coaxial, or HFC, networks to move beyond video-only services to deliver voice and data services at rates significantly lower than those of incumbent carriers. Historically, if a cable operator wanted to offer multiple services, it would have to deploy separate transport network infrastructures and three separate fiber rings to support each of video, data and voice traffic. With the advent of the Cerent 454, a cable operator is able to support multiple services with one common platform.

[Side by side graphical juxtaposition of traditional implementation versus implementation with our solution. The "Traditional Implementation" graphic is two overlapping oval-shaped rings with squares representing data, voice and video around the circumference of the rings. The words "Multiple Fiber Overlays to Support Various Services" appear beneath this graphic. The "Implementation with Our Solution" graphic is one ring representing data, video and voice with four Cerent 454's around its circumference. The words "Single Infrastructure for Voice, Data and Video" appear beneath this graphic.

                             [CHART APPEARS HERE]


   With one single optical transport platform that supports existing video services as well as new voice and data services, a cable company realizes significant incremental revenue streams at minimal first-time and life-cycle support costs. Compared to multiple networks, the single multi-purpose optical transport network enabled by the Cerent 454 is easier to build, install, use and maintain on an ongoing basis.

 An Emerging IXC Efficiently Grooming Traffic

   Emerging inter-exchange carriers, or IXCs, often referred to as the carrier's carrier, face the challenge of effectively managing disparate data fed by multiple carrier customers. No matter how service is delivered to and from the emerging IXC, whether over its own network or handed off from another carrier, the traffic needs to be groomed, or separated and uniquely distributed, to the appropriate equipment for further processing. If an emerging IXC wanted to support multiple traffic types with legacy transport systems, it would have to install multiple switches, groomers and routers, or in the case of private line services, an interconnection to another optical network or carrier hand-off. In traditional networks, one would have to install numerous pieces of equipment to provide satisfactory grooming capability for the network. With the Cerent 454, which in this case is deployed as a stand-alone piece of equipment, an IXC can remove a whole network layer and separate different optical and electric traffic types within one piece of equipment and send such traffic to individually specified locations.

                              [CHART APPEARS HERE]
[Left side of page:
Traditional Implementation
Voice/TDM Digital Switch OC-3 IP IP Router
OC-12 ATM ATM Switch OC-48 Frame Relay Frame Relay Switch OC-192
Numerous Required Networking Equipment
Right side of page:
Implementation with Our Solution
Voice/TDM OC-3
IP Cerent 454
OC-12 ATM OC-48
Frame Relay OC-192
Single, Multi-Purpose Traffic Groomer

   The Cerent 454 supports any traffic interface and any optical transport speed, therefore eliminating the need for numerous pieces of networking equipment. As a result, the Cerent 454 offers an emerging IXC significant size advantages as well as initial deployment and life-cycle cost benefits.

Research And Product Development

   Our future success depends on our continued ability to develop and introduce new products, product enhancements and technology that can support a broad array of network protocols and access methods. Our success in meeting these objectives is dependent on the efforts of our research and development team. To this end, we have assembled a team of highly-skilled engineers with extensive experience in a variety of network system architecture disciplines that work in parallel on several projects. These individuals have been drawn from leading computer data networking and telecommunications companies. As a result of our development efforts, we believe that we have created an industry-leading optical transport system to cost-effectively increase the efficiency of bandwidth delivery within today's congested transport network.

   We have invested, and intend to continue to invest, significant time and resources on our research and development activities. We intend to continue to build our research and development efforts cross-leveraging our intellectual property and technical expertise to transition to a multi-site multi-project organization. At present, our engineers are focused on improving our existing product offering, the Cerent 454, developing next-generation hardware and software products and designing ASICs that will better integrate our products with the networks maintained by current and future customers.

   As of June 30, 1999, we employed 112 people in our research and development group.

   Our research and development expenses totaled $5.2 million for the period ended December 31, 1997, $15.6 million for the year ended December 31, 1998, and $8.8 million for the six month period ended June 30, 1999.

   See "Risk Factors--Our future success depends on our ability to develop innovative products and product enhancements that gain market acceptance," "-- Our products are new and face rapid technological changes and evolving standards and if we do not respond in a timely manner, our business could be harmed" and "--If we lose key personnel or are unable to hire additional qualified personnel as necessary, our business may be adversely affected."

Sales And Marketing

   We sell and market our products exclusively through our direct sales organization. Our direct sales organization establishes and maintains direct relationships with our customers. In addition, we have a team of consulting engineers who provide our customers with guidance and assistance with the deployment of our product. These consulting engineers also help define the features that are required for our product to be successful in specific applications. A key feature in our selling effort is the relationship we establish with individuals at various levels in our customers' organization. For example, our sales team maintains contact with key individuals at our customers and prospective customers who have service planning and infrastructure buildout responsibility. Our marketing efforts are centered around building brand awareness with a targeted customer base. We also build our brand name through continued targeted publicity and referral efforts in both media and industry-centered activities, including editorial presence in various trade magazines, press releases, public speaking opportunities, national and regional trade show participation, advertising, Internet-based communication and promotion, media sponsorships and participation in industry standards activities.

   To date, sales activities have been focused primarily on emerging IXCs, CLECs, independent carriers and cable companies. We intend to target RBOCs and incumbent IXCs in the near future. Additionally, we have designed our product to permit deployment in the international marketplace and we intend to pursue international carriers.

   As of June 30, 1999, we employed 39 people in our sales and marketing organizations.

   See "Risk Factors--Our future success depends on our ability to increase sales of our products to CLECs and other relatively small telecommunications carriers and to effectively market and sell our products to large, established carriers" and "--If we lose key personnel or are unable to hire additional qualified personnel as necessary, our business may be adversely affected."

Customer Service And Support

   We are committed to providing our customers with high levels of service and support. Our service and support organization provides support through a variety of mechanisms. Telephonic support is available on a 24 hours a day, seven days a week basis. Customers can obtain repair and replacement of equipment either on a 15-day, 3-day or 24-hour turnaround, depending on the urgency of the request. We also provide on-site field engineering services if our customers require the presence of one of our trained engineers. In addition, we provide a variety of training courses either at our headquarters in Petaluma, California or on-site at the customer's facilities. One key advantage of the Cerent 454 is that customers need only be trained on one piece of network equipment and thus can save substantially on training costs.

   As of June 30, 1999, we employed 22 people in our customer service and support organization.

   See "Risk Factors--If we do not expand substantially our customer service and support organization, we will be unable to significantly increase our product sales."

Competition

   We compete in a relatively new, rapidly evolving and highly competitive market. The market historically has been dominated by Alcatel, Fujitsu, Lucent, NEC, Nortel and Tellabs. Some of these companies, including Nortel, have announced products that may be competitive with the 454. In addition, a number of private companies provide products, technologies and/or services that are competitive to ours. We believe that the principal competitive factors in this market include, or are likely to include, product performance, initial and lifecycle cost, installation time, flexibility, scalability, service and support and interoperability with a broad range of network systems.

   See "Risk Factors--Our markets are highly competitive and dominated by large corporations and we cannot assure you that we will be able to compete effectively."

Patents and Intellectual Property Rights

   Our success and ability to compete are substantially dependent upon our internally developed technology and know-how. We currently hold no issued patents, but we have nine patent applications pending in the United States and we are currently preparing a number of additional patent applications seeking protection for our technology. Our software was developed internally and is protected by United States and other copyright laws.

   While we will use patent, copyright, trade secret and trademark law to protect our technology, we also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

   See "Risk Factors--Our business could be adversely affected it we are unable to protect our intellectual property rights from third party challenges," "-- Necessary licenses of third party technology may not be available to us or may be very expensive" and "--We could become subject to litigation regarding intellectual property rights which could seriously harm our business."

Manufacturing

   We currently outsource our entire manufacturing and assembly operation to PCB Assembly. PCB Assembly is a third-party manufacturer of telecommunications and data networking equipment, which has a high-capacity ISO 9002-registered facility and specializes in the manufacture of high-end telecom and data networking equipment. PCB Assembly provides full turnkey production including material procurement and handling, final assembly, integrated circuit and functional testing, box build, quality control and shipment to our customers. We design, specify and monitor all of the tests that are required to meet functional requirements. Pursuant to the terms of our agreement with PCB Assembly, PCB Assembly is required to manufacture, assemble and test our products based on our monthly forecasts. PCB Assembly is required to ship the finished products, at our direction, to us or directly to our customers upon submission of purchase orders. Our agreement with PCB Assembly expires in April 2000, subject to automatic renewal for successive one-year periods unless either we or PCB Assembly provides prior notice of intent to terminate. This arrangement provides us with the following key benefits:

  . we provide manufacturing capabilities to our customers without dedicating any space to manufacturing operations;

  . we conserve the capital that would be required for funding inventory and equipment acquisition and maintenance;

  . we can adjust manufacturing volumes quickly to meet changes in demand;
    and

  . we can quickly deliver products to customers through PCB Assembly's turnkey manufacturing and drop shipment capabilities.

   Several key components for our platform including our ASICs are acquired from single or limited sources. For example, we rely on LSI Logic as a sole-source foundry for certain of our ASICs and KLSI as a sole-source foundry for certain other of our ASICs.

   See "Risk Factors--We currently depend on one contract manufacturer and have no internal manufacturing capabilities," "--If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays" and "--We are dependent on sole source and limited source suppliers for several key components, including ASICs, and if we are unable to obtain these components on a timely basis, we will be unable to meet our customers' product delivery requirements."

Employees

   As of June 30, 1999, we had 210 full-time employees, 112 of whom were engaged in research and development, 39 in sales and marketing, 22 in customer service and support and 37 in operations, finance and administration. None of our employees is represented by a labor union. We have not experienced any work stoppages and we consider our relations with our employees to be good.

   See "Risk Factors--If we lose key personnel or are unable to hire additional qualified personnel as necessary, our business may be adversely affected."

Facilities

   We lease approximately 82,000 square feet of office space in Petaluma, California pursuant to a lease that expires in March 31, 2007. We believe that by 2001, we will need additional space to accommodate our growth. The commercial real estate market in the San Francisco Bay Area is volatile and unpredictable in terms of available space, rental fees, occupancy rates and preferred locations. We cannot be certain that additional space will be available when we require it, or that it will be affordable or in a preferred location.

   See "Risk Factors--If we fail to manage our rapid growth effectively, our business, financial conditions and results of operations could be seriously harmed."

Legal Proceedings

   We currently are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information with respect to our executive officers and directors as of June 30, 1999:

Name                         Age                    Position
----                         ---                    --------
Carl Russo (1)..............  42 President, Chief Executive Officer and Director
Michael Ashby...............  50 Chief Financial Officer
Ajaib Bhadare...............  39 Vice President, Engineering
Terry Brown.................  36 Vice President, Field Operations
Tom Corker..................  34 Vice President, Product Marketing
Scott Lester................  42 Vice President and General Counsel
Richard Roney...............  54 Vice President, Operations
Vinod Khosla (1)............  44 Chairman of the Board of Directors
Kevin Compton (2)...........  40 Director
Donald Green (2)............  68 Director
Promod Haque (1)............  51 Director

---------------------
(1) Member of compensation committee
(2) Member of audit committee

   Carl Russo has served as President and Chief Executive Officer of Cerent since June 1998 and has served as a director of Cerent since May 1998. From May 1995 to May 1998, Mr. Russo was employed by Xircom, Inc., a manufacturer of mobile networking equipment, most recently as Chief Operating Officer responsible for sales, marketing, development and manufacturing of Xircom products. Mr. Russo has also held executive management positions at Network Systems Corporation, a networking company, most recently as Senior Vice President and General Manager, Channel Networking Group, a networking company, and at AT&T Paradyne, Inc., a manufacturer of broadband network access products, where he was most recently Vice President and General Manager, Data Networking Products Division. Mr. Russo is a director of Xircom, Inc.

   Michael Ashby has served as Chief Financial Officer of Cerent since July 1999 and served as a consultant to Cerent from May 1999 to July 1999. Prior to joining Cerent, Mr. Ashby was Executive Vice President and Chief Financial Officer of Ascend Communications, Inc., a networking company, from November 1997 to June 1999. Mr. Ashby has agreed to continue to work with Lucent Technologies, Inc. through January 31, 2000, to assist in the transition related to Lucent's acquisition of Ascend. Before joining Ascend, Mr. Ashby was Vice President and Chief Financial Officer at Pacific Telesis Enterprise and subsequently at Pacific Bell, a communications company, from September 1995 to December 1997. Mr. Ashby was Chief Financial Officer and then President and Chief Executive Officer of Network Systems Corporation, a networking company, from September 1992 to September 1995. Mr. Ashby is a director of Xircom, Inc.

   Ajaib Bhadare, a co-founder of Cerent, has served as Vice President, Engineering for Cerent since January 1997. Prior to joining Cerent, Mr. Bhadare was Senior Director of Engineering with DSC Communications, a networking company, from March 1988 to January 1998. Prior to DSC, Mr. Bhadare was an engineer at Optilink Corporation, a networking company. Mr. Bhadare received his B.S.C. degree from the University of London. Mr. Bhadare also holds a patent for improving register robustness against software failure.

   Terry Brown has served as Vice President, Field Operations for Cerent since July 1997. From 1993 to 1997, Mr. Brown led the sales effort of Advanced Fibre Communications, a manufacturer of telecommunications systems. Mr. Brown received his B.S.E.E. from the University of Notre Dame and his M.M. degree in marketing and economics from Northwestern University's Kellogg School of Management.

   Tom Corker has served as Vice President, Product Marketing for Cerent since January 1999. From July 1997 to January 1999, Mr. Corker was the Director of Product Management at Cerent. From 1991 to 1997, Mr. Corker was the Director, Product Marketing at Advanced Fibre Communications, Inc. and held various engineering roles at DSC Communications and Nortel, a networking company. Mr. Corker received his B.S.E.E. and M.S.E.E. from the Georgia Institute of Technology.

   Scott Lester has served as Vice President and General Counsel of Cerent since July 1999. From October 1984 to July 1999, Mr. Lester was an attorney with the law firm of Brobeck, Phleger & Harrison LLP, where he was a partner since January 1989. From August 1981 to October 1984, he was an attorney with Milbank, Tweed, Hadley & McCloy. Mr. Lester received his J.D. from Georgetown University Law School.

   Richard Roney has served as Vice President, Operations for Cerent since November 1998. From May 1997 to October 1998, Mr. Roney was Vice President of Manufacturing at VINA Technologies, a networking company. From June 1995 to October 1996, Mr. Roney was Vice President of Operations at Netro Corporation, a communications company. From January 1993 to May 1995, Mr. Roney served as Vice President of Operations at Ericsson-Raynet Corporation, a telecommunications company. Mr. Roney received his B.S. from Cornell University and his M.B.A. from Stanford Graduate School of Business.

   Vinod Khosla has served as Chairman of the Board of Directors of Cerent since April 1997. Mr. Khosla has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1987. Mr. Khosla was a co-founder of Daisy Systems Corporation, an electronic design automation company, and the founding Chief Executive Officer of Sun Microsystems, Inc., a computer and data networking company. Mr. Khosla also serves on the boards of Concentric Network Corporation, Corio Inc., Corvis Corporation, Juniper Networks, Inc. and Qwest Communications International Inc., as well as several other private companies. Mr. Khosla received his B.S.E.E. from the Indian Institute of Technology in New Delhi, an M.S.E. from Carnegie-Mellon University, and an M.B.A. from the Stanford Graduate School of Business.

   Kevin Compton has served as a director of Cerent since March 1999. Mr. Compton joined Kleiner Perkins Caufield & Byers, a venture capital firm, in 1990 and has been a general partner since 1994. Mr. Compton serves on the Boards of Citrix Systems, Corsair Communications, OneWorld Systems, formerly Global Village Communication, Rhythms NetConnections and VeriSign, as well as several other private companies. He received his B.S. from University of Missouri.

   Donald Green has served as a director of Cerent since August 1997. Mr. Green has been the Chairman of the Board and a director of Advanced Fibre Communications, Inc. since June 1998. Mr. Green also served as the Chief Executive Officer of Advanced Fibre Communications, Inc. from May 1992 until May 1999 and as the President from May 1992 until June 1998. Mr. Green also serves on the boards of Larscom Corporation and TCSI. He received his B.S.E.E. equivalent from British Institute of Electrical Engineers.

   Promod Haque has served as a director of Cerent since July 1998. Mr. Haque joined Norwest Venture Partners, a venture capital firm, in November 1990 and is currently Managing General Partner of Norwest Venture Partners VII, General Partner of Norwest Venture Partners VI and General Partner of Norwest Equity Partners IV and V. Mr. Haque currently serves as a director of Extreme Networks, Inc., Information Advantage, Inc., Primus Knowledge Solutions, Inc., Transaction Systems Architects, Inc., Showcase Corporation, and several other privately held companies. Mr. Haque holds a Ph.D. from Northwestern University, an M.B.A. from the J. L. Kellogg Graduate School of Management, Northwestern University and a B.S.E.E. from the University of Delhi, India.

   The board of directors elects executive officers on an annual basis. Executive officers serve until their successor has been duly elected and qualified. There are no family relationships among any of the directors, officers or key employees of Cerent.

 Board Composition

   Our board of directors currently consists of five members. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified.

 Board Committees

   The board of directors has a compensation committee and an audit committee.

   Compensation Committee. The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation and benefits provided to our officers. In addition, the compensation committee establishes and reviews general policies relating to the compensation and benefits of all of our employees. The current members of the compensation committee are Carl Russo, Vinod Khosla and Promod Haque. Since the current members of the compensation committee do not meet the definition of "non-employee directors" for purposes of SEC Rule 16(b)(3), the full board of directors will continue to approve stock option grants for our officers in order to qualify the option grants for an exemption from "short-swing" trading rules.

   Audit Committee. The audit committee of the board of directors reviews and monitors our internal accounting procedures, corporate financial reporting, external and internal audits, the results and scope of the annual audit and other services provided by our independent accountants, and our compliance with legal matters that have a significant impact on our financial reports. The current members of the audit committee are Donald Green and Kevin Compton.

 Compensation Committee Interlocks and Insider Participation

   The board of directors established its compensation committee in April 1999. Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No interlocking relationship exists between our board of directors or our compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

 Board Compensation

   We currently do not provide any cash compensation to our directors for their service as members of the board of directors, although we do reimburse the directors for certain expenses in connection with attendance at board and committee meetings. Under our 1997 Stock Plan, nonemployee directors are eligible to receive stock option grants at the discretion of the board or any other administrator of the 1997 Stock Plan. Upon completion of this offering, nonemployee directors will also be eligible to participate in our 1999 Directors' Stock Option Plan. See "--Incentive Stock Plans" for a description of the 1997 Stock Plan and the 1999 Directors' Stock Option Plan.

Executive Compensation

   Summary Compensation. The following table sets forth the compensation received for services rendered to Cerent for the year ended December 31, 1998 by our Chief Executive Officer and each of the other four most highly compensated executive officers who earned more than $100,000 in salary and bonus during the year ended December 31, 1998 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                       Annual Compensation            Awards
                                ---------------------------------- ------------
                                                                    Securities
                                                    Other Annual    Underlying     All Other
Name and Principal Position(1)  Salary($) Bonus($) Compensation($)  Options(#)  Compensation($)
------------------------------  --------- -------- --------------- ------------ ---------------
Carl Russo(2)...........        $111,537  $58,331      $54,912(3)   2,700,000          --
 President and Chief
  Executive Officer
Ajaib Bhadare...........        $159,858  $    --      $    --             --          --
 Vice President,
  Engineering
Terry Brown.............        $137,865  $48,500      $44,249(4)          --          --
 Vice President, Field
  Operations
Tom Corker..............        $111,538  $31,486      $    --        240,000          --
 Vice President, Product
  Marketing
Richard Roney...........        $ 20,192  $20,000      $53,966(5)     600,000          --
 Vice President,
  Operations

---------------------
(1) Michael Ashby became employed by Cerent in July 1999, as Cerent's Chief Financial Officer at an annual base salary of $160,000, and a bonus of up to 25% of his base salary per year based on the achievement of business goals.
(2) Mr. Russo joined Cerent in April 1998. Prior to that, Vinod Khosla served as acting Chief Executive Officer.
(3) Represents interest payments made by Cerent on Carl Russo's behalf in connection with a loan obtained by Mr. Russo for the purchase of his home.
(4) Represents reimbursement for relocation and automobile expenses.
(5) Represents reimbursement for relocation expenses.

   Option Grants. The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in the year ended December 31, 1998. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock.

                                                          Potential Realizable
                                                            Value at Assumed
                                                             Annual Rates of
                                                           Stock Appreciation
                           Individual Grants               For Option Term($)
               ------------------------------------------ ---------------------
                          % of Total
               Number of   Options
               Securities Granted to
               Underlying Employees  Exercise
                Options     During     Price   Expiration
Name           Granted(#) Period(1)  ($/share)    Date        5%        10%
----           ---------- ---------- --------- ---------- ---------- ----------
Carl Russo.... 2,700,000    39.3%     $0.1333     6/7/08  $  226,345 $  573,604
Ajaib
 Bhadare......        --       --          --         --          --         --
Terry Brown...        --       --          --         --          --         --
Tom Corker....   240,000     3.5%      0.6667   12/22/08     100,628    255,012
Richard
 Roney........   600,000     8.7%      0.2833   11/23/08     106,900    270,904

                       Option Grants in Last Fiscal Year

---------------------
(1) Based on an aggregate of 6,876,000 options granted by Cerent during the year ended December 31, 1998 to our employees, including the Named Executive Officers.

(2) Options were granted at an exercise price equal to the fair market value of our common stock, as determined in good faith by our board of directors on the grant date based upon such factors as the purchase price paid by investors for shares of our preferred stock, the absence of a trading market for our securities and our financial outlook and results of operations.
(3) These stock options were granted under the 1997 Stock Plan and were immediately exercisable. The options granted to Carl Russo and Richard Roney were exercised prior to December 31, 1998. We retain the right to repurchase at cost any shares that remain unvested at the time of the officer's cessation of employment. The shares vest at a rate of 1/4th of the total number of shares on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares monthly thereafter, as long as each continues to provide services to Cerent.
(4) The potential realizable value is based on the term of the option at its time of grant, which is ten (10) years, and assumes that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

   Aggregate Option Exercises and Option Values. The following table provides summary information with respect to our Named Executive Officers in 1998. As of December 31, 1998, all options granted the Named Executive Officers were granted under our 1997 Stock Plan, all were immediately exercisable. We retain the right to repurchase at cost any shares that remain unvested at the time of the officer's cessation of employment. The shares currently vest at a rate of 1/4th of the total number of shares on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares monthly thereafter, as long as each continues to provide services to Cerent.

     Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                        Number of Securities
                                                       Underlying Unexercised     Value of Unexercised
                                                             Options at          In-the-Money Options at
                            Shares                      December 31, 1998 (#)   December 31, 1998 ($)(1)
                         Acquired on       Value      ------------------------- -------------------------
Name                     Exercise (#) Realized ($)(1) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ --------------- ----------- ------------- ----------- -------------
Carl Russo..............  2,700,000     $1,440,180           --         --           --           --
Ajaib Bhadare...........         --             --           --         --           --           --
Terry Brown.............         --             --           --         --           --           --
Tom Corker..............         --             --      240,000         --           --           --
Richard Roney...........    600,000        230,040           --         --           --           --

---------------------
(1) Based on a value of $0.6667 per share, the fair market value of our common stock as of December 31, 1998 as determined by the board of directors, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

Stock Plans

   1999 Stock Plan. Our 1999 Stock Plan was adopted by the board of directors in July 1999 and will be submitted for approval by our stockholders prior to the completion of this offering. A total of 5,000,000 shares of common stock has been reserved for issuance under the 1999 Stock Plan, all of which remain available for future option grants. In addition, the number of shares reserved under the plan will automatically be increased on the first day of each of our fiscal years in 2000, 2001, 2002, 2003 and 2004 by an amount equal to the lesser of (a) 15,000,000 shares, (b) six percent of the shares outstanding on the last day of the preceding fiscal year or (c) a lesser number of shares as is determined by the board of directors. The purposes of the 1999 Stock Plan are to attract and retain the best available personnel to Cerent Corporation, to provide additional incentives to our employees and consultants and to promote the success of our business. Our board of directors intends to determine from time to time whether it is necessary or advisable given our hiring and growth expectations and the competitive factors affecting the networking industry to allow the maximum or some lesser number of shares under the above "evergreen" formula to become available for issuance under the 1999 Stock Plan.

   The 1999 Stock Plan provides for the grant of incentive stock options to employees, including officers and directors, and nonstatutory stock options and stock purchase rights to employees and consultants, including nonemployee directors. If not terminated earlier, the 1999 Stock Plan will terminate in July 2009.

   The 1999 Stock Plan may be administered by the board of directors or a committee of the board. The administrator determines the terms of options and stock purchase rights granted under the 1999 Stock Plan, including the number of shares subject to the award, exercise or purchase price, term and exercisability. In no event, however, may an individual employee receive option grants or stock purchase rights for more than 5,000,000 shares under the 1999 Stock Plan in any fiscal year.

   The exercise price of all incentive stock options granted under the 1999 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock of Cerent or any parent or subsidiary corporation of Cerent must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of a nonstatutory stock option granted to our chief executive officer or one of our other four most highly compensated officers will generally equal at least 100% of the fair market value of the common stock on the date of grant. The exercise prices of nonstatutory stock options granted to other persons will be specified by the administrator at the time of grant. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

   The administrator determines the term of options, which may not exceed 10 years or 5 years in the case of an incentive stock option granted to a 10% stockholder. Generally, no option may be transferred by the optionee other than by will or the laws of descent or distribution. However, the administrator may in its discretion permit limited transferability of nonstatutory stock options granted under the 1999 Stock Plan. The administrator determines when options become exercisable. Options granted under the 1999 Stock Plan generally vest over a four-year period at a rate of 1/4th of the total number of shares subject to the option twelve months after the vesting commencement date and 1/4th of the total number of shares subject to the options each month thereafter.

   In addition to stock options, the administrator may issue to employees, directors and consultants stock purchase rights under the 1999 Stock Plan. The administrator determines the number of shares, price, terms, conditions and restrictions related to a grant of stock purchase rights. Unless the administrator determines otherwise, the recipient of a stock purchase right must execute a restricted stock purchase agreement granting Cerent an option to repurchase the shares at cost upon termination of the recipient's relationship with us. This repurchase right generally lapses on the same schedule as options vest.

   If we sell all or substantially all of our assets, merge with another corporation or engage in specified reorganizations, each outstanding option and stock purchase right will be assumed or an equivalent option or stock purchase right substituted by the successor corporation. However, if the successor corporation does not agree to assume or substitute an option or stock purchase right, then the option or stock purchase right will automatically terminate as of the closing of the transaction. The administrator has the authority to amend or terminate the 1999 Stock Plan as long as the amendment or termination does not adversely affect any outstanding option or stock purchase right and provided that stockholder approval shall be obtained to the extent it is required by applicable law.

   1997 Stock Plan. Our 1997 Stock Plan was originally adopted by our board of directors and stockholders in July 1997. The plan has been amended a number of times since its adoption. Currently, a total of 18,477,000 shares of our common stock have been reserved for issuance under the 1997 Stock Plan. As of June 30, 1999, options to purchase 459,875 shares of common stock were outstanding at a weighted average exercise price of $3.24 per share, 16,590,788 shares had been issued upon exercise of outstanding options, 1,936,122 shares of which have been repurchased by Cerent pursuant to its repurchase rights, 1,426,337 shares remained available for future grant and no shares had been issued pursuant to restricted stock purchase rights. We expect that following the date of this offering we will make most of our option and stock purchase right grants to employees and consultants from our 1999 Stock Plan.

   The purposes of the 1997 Stock Plan is to attract and retain the best available personnel to Cerent Corporation, to provide additional incentives to our employees and consultants and to promote the success of our business. The plan provides for the grant of incentive stock options to employees, including officers and directors, and nonstatutory stock options and stock purchase rights to employees and consultants, including nonemployee directors. If not terminated earlier, the 1997 Stock Plan will terminate in July 2007.

   The terms of options and stock purchase rights issued under the 1997 Stock Plan are generally the same as those which may be issued under the 1999 Stock Plan, except with respect to the following features. Prior to the date of this offering, options granted under the 1997 Stock Plan allowed the optionee to exercise the option immediately after its grant date, including with respect to shares that were not yet vested. We have been given a repurchase right at the optionee's exercise price with respect to any shares purchased upon exercise of an option prior to its vesting. Our repurchase right lapses over the same period of time as the vesting schedule that applied to the option prior to its exercise.

   Similar to our 1999 Stock Plan, our 1997 Stock Plan imposes an annual limitation on the number of shares that may be subject to options and stock purchase rights granted to an individual employee during any one fiscal year of 5,000,000 shares.

   1999 Directors' Stock Option Plan. The 1999 Directors' Stock Option Plan was adopted by the board of directors in July 1999 and will be submitted for approval by our stockholders before completion of this offering. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Directors' Stock Option Plan, all of which remain available for future grants.

   The 1999 Directors' Stock Option Plan provides for the grant of nonstatutory stock options to nonemployee directors of Cerent. The 1999 Directors' Stock Option Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which the director has a personal interest.

   The 1999 Directors' Stock Option Plan provides that each person who becomes a nonemployee director of Cerent after the effective date of this offering will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which the optionee is first appointed or elected to our board of directors. In addition, on the date of our annual stockholders meeting each year, each nonemployee director will be granted an additional option to purchase 10,000 shares of common stock if, on such date, he or she has served on our board of directors for at least six months.

   The 1999 Directors' Stock Option Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the 1999 Directors' Stock Option Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order. Each option is exercisable, during the lifetime of the optionee, only by the optionee or pursuant to a qualified domestic relations order.

   The 1999 Directors' Stock Option Plan provides that all options granted under this plan shall be fully exercisable as to 100% of the total number of shares on the date of grant. If a nonemployee director ceases to serve as a director of Cerent for any reason other than death or disability, he or she may within 90 days after the date he or she ceases to be a director, exercise an option granted under the 1999 Directors' Stock Option

Plan to the extent that he or she was entitled to exercise it at the date of termination. The exercise price of all stock options granted under the 1999 Directors' Stock Option Plan shall be equal to the fair market value of a share of our common stock on the date of grant of the option. Options granted under the 1999 Directors' Stock Option Plan have a term of ten years.

   In the event that we are acquired by another company, each option outstanding under the plan will terminate if not exercised prior to consummation of the transaction, if the acquiring entity does not assume or substitute the option. The board of directors may amend or terminate the 1999 Directors' Stock Option Plan at any time as long as such action does not adversely affect any outstanding option and stockholder approval is obtained for any amendment as required by applicable law. If not terminated earlier, the 1999 Directors' Stock Option Plan will have a term of ten years.

   1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by our board of directors in July 1999 and will be submitted for approval by our stockholders before completion of this offering. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Employee Stock Purchase Plan. The number of shares reserved for issuance under the 1999 Employee Stock Purchase Plan will automatically increase on the first day of each of our fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 by an amount equal to the lesser of 500,000 shares, one percent of the total shares outstanding on the last day of the immediately preceding fiscal year, or a lesser number of shares as determined by the Board.

   The 1999 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on October 31, 2001; the initial purchase period is expected to begin on the date of this offering and end on April 30, 2000, with subsequent purchase periods ending on October 31, 2000, April 30, 2000 and October 31, 2001. The 1999 Employee Stock Purchase Plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or employees of any majority-owned subsidiary designated by the board, are eligible to participate in the 1999 Employee Stock Purchase Plan if they are employed by us or a subsidiary of ours for at least 20 hours per week and more than five months per year. The 1999 Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which initially may not exceed 10% of an employee's base salary, commissions and bonus. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. In circumstances specified in the 1999 Employee Stock Purchase Plan, the purchase price may be adjusted during an offering period to avoid our incurring adverse accounting charges. Employees may end their participation in the 1999 Employee Stock Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment.

   An employee cannot be granted an option under the 1999 Employee Stock Purchase Plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equalling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee to purchase stock under the 1999 Employee Stock Purchase Plan at a rate that exceeds $25,000 in fair market value of stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 2,000 shares of common stock under the 1999 Employee Stock Purchase Plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new offering period beginning on the first business day following the purchase date.

   If we are acquired by another company, each right to purchase stock under the 1999 Employee Stock Purchase Plan will be assumed or an equivalent right substituted by our successor corporation. However, the board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the 1999 Employee Stock Purchase Plan are exercised prior to the transaction in the event that our successor corporation refuses to assume each purchase right or to substitute an equivalent right of the acquiring corporation. The board of directors has the power to amend or terminate the 1999 Employee Stock Purchase Plan and to change or terminate offering periods as long as this action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board of directors may amend or terminate the 1999 Employee Stock Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

   401(k) Plan. Effective January 27, 1997, we adopted the Cerent 401(k) plan covering our full-time employees. The 401(k) plan is intended to qualify under
Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees or by Cerent, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by Cerent, if any, will be deductible by Cerent when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1999) and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to participants' 401(k) plan accounts by Cerent on behalf of all participants in the 401(k) plan. To date, we have not made any matching contributions to the 401(k) plan.

Limitations on Liability and Indemnification

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that Cerent shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or officer of Cerent, any subsidiary of Cerent or any other company or enterprise to which the person provides services at the request of Cerent. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

   Some stock option grants to directors and executive officers of Cerent are described under the caption "Management--Executive Compensation."

   Since our inception in January 1997, we have issued and sold shares of our preferred stock as follows: an aggregate of 1,800,000 shares of Series A preferred stock at $0.03 per share in March 1997, an aggregate of 3,286,668 shares of Series B preferred stock, and warrants to purchase an aggregate of 1,500,000 shares of Series B preferred stock, at $0.67 per share in April 1997, an aggregate of 6,450,000 shares of Series C preferred stock, and warrants to purchase an aggregate of 967,500 shares of Series C preferred stock, at $1.33 per share in August 1997, an aggregate of 9,165,051 shares of Series D preferred stock at $1.43 per share in July 1998 and November 1998, an aggregate of 12,288,972 shares of Series E preferred stock at $2.17 per share in November 1998 and May 1999. The following table summarizes the shares of common stock and preferred stock purchased by our Chief Executive Officer and five-percent stockholders and persons and entities associated with them in these transactions:

                                                         Series B            Series C
                                     Series A  Series B  Preferred Series C  Preferred Series D  Series E
                            Common   Preferred Preferred   Stock   Preferred   Stock   Preferred Preferred
Investor (1)                Stock      Stock     Stock   Warrants    Stock   Warrants    Stock     Stock
------------              ---------- --------- --------- --------- --------- --------- --------- ---------
Carl Russo..............   2,700,000     --           --        --        --       --    179,550   573,528
Kleiner Perkins Caufield
 & Byers (2)............  13,333,332     --    3,166,668 1,500,000 1,500,000  225,000    697,674   600,000
Advanced Fibre
 Communications,
 Inc. (2)...............          --     --           --        -- 2,250,000  337,500    450,000   633,678
Norwest Venture
 Partners (2)...........          --     --           --        --        --       --  6,279,069 1,310,604
Cisco Systems (2).......          --     --           --        --        --       --         -- 6,000,000

---------------------
(1) Shares held by affiliated persons and entities have been added together for the purposes of this chart. See "Principal Stockholders" for a chart of beneficial owners.
(2) Holder of 5% or more of a class of our capital stock.

   In October 1998, Cerent entered into a technology license agreement with Siara Systems, Inc. pursuant to which Cerent granted limited license rights to Siara to use technology developed by Cerent related to two ASICs. Siara was established in 1998 by former employees of Cerent and was initially financed by Kleiner Perkins Caufield & Byers, which is a significant stockholder of Cerent. Vinod Khosla, our chairman of the board of directors and a general partner of Kleiner Perkins Caufield & Byers, and Promod Haque, a director of Cerent, are also directors of Siara. In February 1999, Cerent and Siara entered into an amendment and supplement to the technology license agreement pursuant to which Siara agreed to pay Cerent $403,000 and a royalty of 2% of its gross revenues resulting from sales of products incorporating the licensed technology, up to a maximum of $500,000.

   On May 15, 1998, in connection with the hiring of Carl Russo as our President and Chief Executive Officer, we entered into an agreement with Mr. Russo pursuant to which we agreed to assist Mr. Russo in obtaining a line of credit of up to $1.0 million and we agreed to pay the interest on this loan for three years from the date of the loan. In July 1998, in connection with the exercise of an option to purchase 2,700,000 shares of our common stock, we loaned Mr. Russo $359,100 in exchange for a full-recourse promissory note which bears interest at a rate of 5.6% per annum. The principal and interest under this note become due and payable on the earlier of July 7, 2002 or the date of termination of Mr. Russo's employment or consulting relationship with us.

   Mr. Russo purchased 179,550 shares of our Series D preferred stock in November 1998 at $1.433 per share. Additionally, in May 1999, Mr. Russo purchased 573,528 shares of our Series E preferred stock at $2.167 per share. Mr. Russo paid an amount of $1,242,644 to us through the issuance of a full-recourse promissory note, with an interest rate of 5.22% per annum, which is secured by the Series E preferred stock held by Mr. Russo pursuant to the terms of a security agreement. The principal and interest under this note become due and payable on the earlier of May 17, 2004 or promptly upon the sale of shares of Cerent's stock forming the security interest under the security agreement.

   To facilitate the exercise of stock options, we loaned the following executive officers the following amounts in exchange for full-recourse promissory notes: Michael Ashby--$2,599,600; Terry Brown--$24,875, and $324,950; Tom Corker--$159,920; Scott Lester--$1,999,800; and Richard Roney-- $169,800. Each of these notes accrues interest at the minimum federal rate and matures on the four-year anniversary of the date of issuance. The principal and interest under these notes become due and payable on the earlier of their respective maturity dates or the date of termination of the holder's employment. These notes are secured by the stock purchased with the loaned amounts.


   All future transactions, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of our board of directors, including a majority of the independent and disinterested members of the board, and if required by law, a majority of disinterested stockholders.

   We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation of Liability and Indemnification" for a description of the indemnification obligations.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 1999, by (a) each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock, (b) each of the Named Executive Officers, (c) each of our directors and
(d) all directors and executive officers of Cerent as a group.

Name and Address of                                  Percentage of Shares
Beneficial Owner          Number of Shares            Beneficially Owned
-------------------         Beneficially   ----------------------------------------
                             Owned (1)     Prior to the Offering After the Offering
                          ---------------- --------------------- ------------------
Kleiner Perkins Caufield
 & Byers (2)............     21,022,674            30.8%

Norwest Venture Partners
 VI, LP (3).............      7,589,673            11.4

Cisco Systems, Inc.
 (4)....................      6,000,000             9.0

Advanced Fibre
 Communications, Inc.
 (5)....................      3,671,178             5.5

Carl Russo (6)..........      3,453,078             5.2

Ajaib Bhadare (7).......      1,586,250             2.4

Terry Brown (8).........        525,000              *

Tom Corker (9)..........        435,000              *

Richard Roney (10)......        600,000              *

Vinod Khosla (11).......     21,022,674            30.8

Kevin Compton (12)......     21,022,674            30.8

Promod Haque (13).......      7,589,673            11.4

Donald Green (14).......      4,102,428             6.1

All directors and
 officers as a group
 (11 persons) (15)......     61,736,777            87.6

---------------------
*Less than 1% of the outstanding shares of common stock.
(1) Applicable percentage ownership in the above table is based on 66,603,167 shares of common stock outstanding as of June 30, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering and as adjusted to reflect the sale of common stock offered hereby. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 1999 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. To our knowledge and except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the address for each stockholder listed in the table is c/o Cerent Corporation, 1450 North McDowell Blvd., Petaluma, California 94954.
(2) Represents 17,785,860 shares held by Kleiner Perkins Caufield & Byers VIII, 1,029,372 shares held by KPCB VIII Founders Fund, 482,442 shares held by KPCB Information Sciences Zaibatsu Fund II, warrants to purchase 1,589,868 shares of common stock held by Kleiner Perkins Caufield & Byers VIII, warrants to purchase 92,007 shares of common stock held by KPCB VIII Founders Fund and warrants to purchase 43,125 shares of common stock held by KPCB Information Sciences Zaibatsu Fund II. The address of these stockholders is 2750 Sand Hill
    Road, Menlo Park, California 94025.
(3) Norwest Venture Partners VI, LP is located at 245 Lytton Avenue, Suite
    250, Palo Alto, California 94301.
(4) Cisco Systems, Inc. is located at 170 West Tasman Drive, San Jose, California 95134.
(5) Represents 3,333,678 shares and a warrant to purchase 337,500 shares of common stock. Advanced Fibre Communications, Inc. is located at One Willow Brook Court, Petaluma, California 94954.
(6) Includes 2,700,000 shares subject to a stock pledge agreement in favor of Cerent, 1,968,750 of which are subject to our right to repurchase at cost upon cessation of employment. Also includes 573,528 shares subject to a security agreement in favor of Cerent.
(7) Includes a warrant to purchase 11,250 shares of common stock and 437,719 shares which are subject to our right to repurchase at cost upon cessation of employment.
(8) The shares listed are subject to stock pledge agreements in favor of Cerent, 345,313 of which are subject to our right to repurchase at cost upon cessation of employment.
(9) Includes 240,000 shares subject to a stock pledge agreement in favor of Cerent, 125,000 of which are subject to our right to repurchase at cost upon cessation of employment. Also includes 101,563 shares subject to our right to repurchase at cost upon cessation of employment
(10) The shares listed are subject to a stock pledge agreement in favor of Cerent, all of which are subject to our right to repurchase at cost upon cessation of employment.
(11) Mr. Khosla is a general partner of KPCB VIII Associates, LP. which is the general partner of Kleiner Perkins Caufield & Byers VIII and KPCB VIII Founders Fund. Mr. Khosla is also a general partner of KPCB VII Associates, L.P., which is the general partner of KPCB Information Sciences Zaibatsu Fund II. Mr. Khosla's address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025. The shares listed represent 17,785,860 shares held by Kleiner Perkins
     Caufield & Byers VIII, 1,029,372 shares held by KPCB VIII Founders Fund, 482,442 shares held by KPCB Information Sciences Zaibatsu Fund II, warrants to purchase 1,589,868 shares of common stock held by Kleiner Perkins Caufield & Byers VIII, warrants to purchase 92,007 shares of common stock held by KPCB VIII Founders Fund and warrants to purchase 43,125 shares of common stock held by KPCB Information Sciences Zaibatsu Fund II. Mr. Khosla disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(12) Mr. Compton is a general partner of KPCB VIII Associates, L.P., which is the general partner of Kleiner Perkins Caufield & Byers VIII and KPCB
     VIII Founders Fund. Mr. Compton is also a general partner of KPCB VII Associates, L.P. which is the general partner of KPCB Information
     Services Zaibatsu Fund II. Mr. Compton's address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025. The shares listed represent 17,785,860 shares held by Kleiner Perkins
     Caufield & Byers VIII, 1,029,372 shares held by KPCB VIII Founders Fund, 482,442 shares held by KPCB Information Sciences Zaibatsu Fund II, warrants to purchase 1,589,868 shares of common stock held by Kleiner Perkins Caufield & Byers VIII, warrants to purchase 92,007 shares of common stock held by KPCB VIII Founders Fund and warrants to purchase 43,125 shares of common stock held by KPCB Information Sciences Zaibatsu Fund II. Mr. Kompton disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(13) Mr. Haque is a partner of Itasca VC Partners VI, LLP, the general partner of Norwest Venture Partners VI. The shares listed represent shares held by Norwest Venture Partners VI. Mr. Haque disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Haque's address is c/o Norwest Venture Partners, 245 Lytton Avenue, Suite 250, Palo Alto, California 94301.
(14) Mr. Green is the Chairman of the Board and a director of Advanced Fibre Communications, Inc. The shares listed represent 3,333,678 shares held by Advanced Fibre Communications, Inc. and a warrant to purchase 337,500 shares of common stock held by Advanced Fibre Communications, Inc. Mr. Green disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Also includes 375,000 shares held in Mr. Green's retirement account and a warrant to purchase 56,250 shares of common stock held in Mr. Green's retirement account. Mr.
     Green's address is c/o Advanced Fibre Communications, Inc., One Willow Brook Court, Petaluma, California 94954.

(15) See footnotes (1) through (14). Also includes shares beneficially owned by certain officers who joined Cerent subsequent to June 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, we will be authorized to issue 300,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock is not complete and is qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   As of June 30, 1999, there were 66,603,167 shares of common stock outstanding that were held of record by approximately 250 stockholders after giving pro-forma effect to the conversion of our preferred stock into common stock at a one-to-one ratio and assuming no exercise or conversion of outstanding convertible securities after June 30, 1999. There will be shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after June 30, 1999) after giving effect to the sale of the shares of common stock offered hereby.

   The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy" for a description of our policy of distribution of dividends. In the event of a liquidation, dissolution or winding up of Cerent, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

   On July 20, 1999, Cerent entered into a convertible note purchase agreement with certain entities affiliated with MSD Capital, L.P., the private investment firm for Michael S. Dell. Pursuant to this agreement, Cerent issued $30,000,000 of convertible notes, which will be automatically convertible into shares of Cerent's common stock upon completion of the initial public offering. In connection with the sale of the convertible notes, the investors were granted certain other rights, including registration rights with respect to the shares issuable upon the conversion of the convertible notes.

Preferred Stock

   Effective upon the closing of this offering, the board of directors will have the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Cerent without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Warrants

   As of June 30, 1999, we had warrants outstanding that, following the completion of this offering, will be exercisable for up to an aggregate of 4,014,618 shares of common stock including 393,702 shares reserved for issuance in connection with drawdowns on a credit line. In addition, as of June 30, 1999, we also had warrants outstanding to purchase an aggregate of 967,500 shares of Series C convertible preferred stock that, to the extent not exercised, will expire upon the completion of this offering.

Registration Rights of Certain Holders

   The holders of 49,193,898 shares of common stock, 4,982,118 shares issuable
upon exercise of warrants and      shares to be issued upon automatic
conversion of convertible promissory notes, assuming an initial public offering
price of $   per share (the "registrable securities"), or their permitted transferees, are entitled to certain rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between Cerent and the holders of registrable securities. Under these registration rights, beginning on the earlier of August 15, 2002, or six months after the effective date of the offering contemplated by this prospectus, holders of at least 51% of the then-outstanding registrable securities may require on two occasions that Cerent register at least 30% of the registrable securities then outstanding for public resale. In addition, holders of at least 30% of the then-outstanding registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, provided we are eligible to use Form S-3 or similar short-form registration statement and provided further that the value of the securities to be registered is at least $500,000. Furthermore, in the event Cerent elects to register any of its shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject however to our right to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration (other than underwriting discounts and commissions) will be borne by us. All registration rights will terminate five years after the date of this public offering or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act or another similar exemption.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of Cerent by a third party and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Cerent to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Cerent outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized by 66 2/3% vote at an annual or special meeting or stockholders.

   A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

   Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Cerent. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Cerent.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation. The transfer agent's address is 1745 Gardena Avenue, 2nd Floor, Glendale, CA 91204, and its telephone number is (818) 502-1404.

Listing

   We have applied to list our common stock on The Nasdaq National Market under the trading symbol "CERE."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering and based on shares outstanding at June 30,
1999, we will have outstanding           shares of common stock. Of these
shares, all the shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

   The remaining       shares of common stock outstanding are "restricted
securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

   Our directors, officers and stockholders have entered into lock-up agreements with the underwriters of this offering generally providing that they will not offer, sell, contract to sell, pledge or otherwise dispose of our shares of common stock or any securities exercisable for or convertible into our common stock owned by them prior to this offering for a period of 180 days after the date of this offering without the prior written consent of Credit Suisse First Boston Corporation. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by Credit Suisse First Boston Corporation. Taking into account the lock-up agreements, and assuming Credit Suisse First Boston Corporation does not release stockholders from these agreements prior to the expiration of the 180 day lock-up period, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of the registration statement, only the shares sold in this offering, will be immediately available for sale in the public market;

  . Beginning 180 days after the effective date,           additional shares
    will become eligible for sale under Rule 701, Rule 144 and Rule 144(k), subject to volume restrictions as described below, of which all but shares are held by affiliates;

  . An additional           shares will be eligible for sale pursuant to Rule
    701 at various times beginning 180 days after the effective date when these shares are released from our repurchase option with respect to
    these shares, of which, all but           shares are held by affiliates;
    and

  . An additional 573,528 shares will be eligible for sale pursuant to Rule
    144 in May 2000, and an additional 6,000 shares will be eligible for sale pursuant to Rule 144 in June 2000.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately      shares immediately after this offering; or

  . the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Cerent. Under Rule 144(k), a person who is not deemed to have been an affiliate of Cerent at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors, or consultant who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the completion of this offering to register approximately 7,886,212 shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercise under the 1997 Stock Plan, the 1999 Employee Stock Purchase Plan or the 1999 Directors' Stock Option Plan after the effectiveness of the registration statements will be available for sale in the public market 180 days after the effective date of this offering upon the expiration of lock-up agreements. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of June 30, 1999, there were outstanding options for the purchase of 459,875 shares of our common stock under the 1997 stock Plan and 1,426,337 shares were available for future grant.

   Also beginning 6 months after the date of this offering, holders of restricted shares and certain holders of warrants to purchase shares of common stock will be entitled to certain registration rights. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated   , 1999, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, BancBoston Robertson Stephens Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated and Warburg Dillon Read LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
          Underwriter                                                  of Shares
          -----------                                                  ---------
     Credit Suisse First Boston Corporation...........................
     BancBoston Robertson Stephens Inc................................
     Dain Rauscher Wessels............................................
     Warburg Dillon Read LLC..........................................
                                                                          ---
       Total..........................................................
                                                                          ===

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to       additional shares from us at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions payable
 by us..................       $              $              $              $
Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We, our officers and directors and our stockholders have agreed that we and they will not offer, sell, contract to sell, announce an intention to sell, pledge or directly or indirectly dispose of, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We have made application to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "CERE."

   Before this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include:

  . the information set forth in this prospectus and otherwise available to the underwriters;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission of rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that a purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility of Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for Cerent by Venture Law Group, A Professional Corporation, Menlo Park, California. Joshua L. Green, a director of Venture Law Group, is the

Secretary of Cerent. Legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich and Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, an investment partnership associated with Venture Law Group owns an aggregate of 37,500 shares of our common stock, and one director of Venture Law Group beneficially owns 7,500 shares of our common stock.

                                    EXPERTS

   The consolidated balance sheets as of December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the period from inception (January 27, 1997) through December 31, 1997 and for the year ended December 31, 1998 included in this prospectus and in the related financial statement schedule included elsewhere in the registration statement, have been included in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

   Effective June 17, 1999, Ernst & Young LLP was engaged as our independent auditors and replaced other auditors who were dismissed as our independent accountants on the same date. The decision to change auditors was approved by our Board of Directors on June 17, 1999. Prior to June 17, 1999, our former auditors issued a report on the period from inception (January 27, 1997) to December 31, 1997. The report of our former auditors did not contain an adverse opinion or disclaimer of opinion qualified or modified as to audit scope or accounting principle. The auditor's opinion did contain an uncertainty as to substantial doubt regarding the Company's ability to continue as a going concern. In connection with the audit for the period from inception (January 27, 1997) through December 31, 1997 and through June 17, 1999, there were no disagreements with our former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of our former auditors, would have caused them to make reference thereto in their report. Our former auditors have not audited or reported on any of the financial statements or information included in this prospectus. Prior to June 17, 1999, we had not consulted with Ernst & Young LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements. We have requested that our former auditors furnish us with a letter addressed to the SEC stating whether or not they agree with the above statements. A copy of this letter is filed as an exhibit to the registration statement of which this prospectus forms a part.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Cerent and such common stock, we refer you to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                               CERENT CORPORATION

                                    CONTENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2

Audited Consolidated Financial Statements
  Consolidated Balance Sheets............................................... F-3
  Consolidated Statements of Operations..................................... F-4
  Consolidated Statements of Stockholders' Equity........................... F-5
  Consolidated Statements of Cash Flows..................................... F-6
  Notes to Consolidated Financial Statements................................ F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Cerent Corporation

   We have audited the accompanying consolidated balance sheets of Cerent Corporation as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 27, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cerent Corporation at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the period from January 27, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Walnut Creek, California
July 19, 1999, except for Note 9, as to which the date is
September   , 1999

                               CERENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands except par value data)

                                                                    Pro Forma
                                                                  Stockholders'
                                     December 31,                   Equity at
                                   -----------------   June 30,     June 30,
                                    1997      1998       1999         1999
                                   -------  --------  ----------- -------------
                                                      (unaudited)  (unaudited)
              ASSETS
Current assets:
  Cash and cash equivalents....... $ 6,758  $ 22,245   $  5,794
  Accounts receivable, net of
   allowance for doubtful accounts
   of $0 at December 31, 1998 and
   $200 at June 30, 1999..........      --       231      5,827
  Inventories.....................      --     2,013      4,418
  Prepaid expenses and other
   current assets.................     338       785        557
                                   -------  --------   --------
Total current assets..............   7,096    25,274     16,596
Property and equipment, net.......   3,003     5,996     14,179
Other assets......................      44       607      2,853
                                   -------  --------   --------
Total assets...................... $10,143  $ 31,877   $ 33,628
                                   =======  ========   ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Accounts payable................ $   526  $  3,481   $  8,676
  Accrued compensation and related
   liabilities....................     167       210      1,046
  Accrued expenses................     144       800      1,601
  Current portion of long-term
   debt...........................   1,391     2,272      3,820
                                   -------  --------   --------
Total current liabilities.........   2,228     6,763     15,143
Long-term debt, net of discount...   3,718     4,229      5,001
                                   -------  --------   --------
Total liabilities.................   5,946    10,992     20,144
Commitments
Stockholders' equity:
  Convertible preferred stock,
   $0.00033 par value, issuable in
   series: 19,570, 37,597 and
   37,709 shares authorized at
   December 31, 1997 and 1998 and
   June 30, 1999, respectively
   (10,000 shares pro forma);
   11,537, 32,417 and 32,991
   shares issued and outstanding
   at December 31, 1997 and 1998
   and June 30, 1999, respectively
   (none pro forma); aggregate
   liquidation preference of
   $50,614 at June 30, 1999 (none
   pro forma).....................  11,124    49,878     64,989     $     --
  Common stock, $0.00033 par
   value, 67,986 shares authorized
   at December 31, 1997 and 1998
   and 150,000 shares authorized
   at June 30, 1999 (300,000
   shares pro forma); 25,194,
   28,744 and 33,612 shares issued
   and outstanding at December 31,
   1997 and 1998 and June 30,
   1999, respectively (66,603
   shares pro forma)..............   1,247     4,905     55,868      120,857
  Notes receivable from
   stockholders...................    (316)   (1,023)   (11,891)     (11,891)
  Deferred stock compensation.....      --    (2,467)   (35,770)     (35,770)
  Accumulated deficit.............  (7,858)  (30,408)   (59,712)     (59,712)
                                   -------  --------   --------     --------
Total stockholders' equity........   4,197    20,885     13,484     $ 13,484
                                   -------  --------   --------     ========
Total liabilities and
 stockholders' equity............. $10,143  $ 31,877   $ 33,628
                                   =======  ========   ========

                            See accompanying notes.

                               CERENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands except per share amounts)

                            Period from
                            January 27,                 Six Months Ended
                          1997 (inception)  Year Ended      June 30,
                          to December 31,  December 31, -----------------
                                1997           1998      1998      1999
                          ---------------- ------------ -------  --------
                                                          (unaudited)
Revenue.................      $    --        $    220   $    --  $  9,917
Cost of revenue.........           --           1,061        --     7,943
                              -------        --------   -------  --------
Gross profit (loss).....           --            (841)       --     1,974
Operating expenses:
  Research and
   development..........        5,159          15,553     6,723     8,792
  Selling, general and
   administrative.......        2,470           5,039     1,673    10,251
  Stock compensation....           --             510        --    10,800
                              -------        --------   -------  --------
Total operating
 expenses...............        7,629          21,102     8,396    29,843
                              -------        --------   -------  --------
Operating loss..........       (7,629)        (21,943)   (8,396)  (27,869)
Interest income.........          122             249        91       197
Interest expense........         (351)           (749)     (394)   (1,471)
Other income (expense)..           --            (107)       35      (161)
                              -------        --------   -------  --------
Net loss................      $(7,858)       $(22,550)  $(8,664) $(29,304)
                              =======        ========   =======  ========
Basic and diluted net
 loss per share.........      $ (0.82)       $  (1.33)  $ (0.57) $  (1.36)
                              =======        ========   =======  ========
Shares used in computing
 basic and diluted net
 loss per share.........        9,535          16,901    15,091    21,470
                              =======        ========   =======  ========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                     $  (0.67)           $  (0.54)
                                             ========            ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share (unaudited)......                       33,850              54,026
                                             ========            ========


                            See accompanying notes.

                               CERENT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                            Convertible                        Notes
                          Preferred Stock  Common Stock      Receivable    Deferred                   Total
                          --------------- ----------------      from        Stock     Accumulated Stockholders'
                          Shares  Amount  Shares   Amount   Stockholders Compensation   Deficit      Equity
                          ------ -------- ------  --------  ------------ ------------ ----------- -------------
Issuance of common stock
 to founders............     --  $     --  8,073  $      2   $      --    $      --    $      --    $      2
Issuance of Series A
 convertible preferred
 stock, net of issuance
 costs..................   1,800       60    --        --          --           --           --           60
Issuance of Series B
 convertible preferred
 stock, net of issuance
 costs..................   3,287    2,167    --        --          --           --           --        2,167
Issuance of warrants to
 purchase Series B and C
 convertible preferred
 stock..................     --       338    --        --          --           --           --          338
Issuance of Series C
 convertible preferred
 stock, net of issuance
 costs..................   6,450    8,559    --        --          --           --           --        8,559
Issuance of common stock
 to third-party.........     --       --  13,333       890         --           --           --          890
Exercise of stock
 options by employees...     --       --   4,881       363        (316)         --           --           47
Repurchase of common
 stock from employees
 and founders...........     --       --  (1,093)       (8)        --           --           --           (8)
Net loss and
 comprehensive loss.....     --       --     --        --          --           --        (7,858)     (7,858)
                          ------ -------- ------  --------   ---------    ---------    ---------    --------
Balances of December 31,
 1997...................  11,537   11,124 25,194     1,247        (316)         --        (7,858)      4,197
Issuance of Series D
 convertible preferred
 stock, net of issuance
 costs..................   9,165   13,277    --        --          --           --           --       13,277
Issuance of warrants to
 purchase Series D
 convertible preferred
 stock..................     --       163    --        --          --           --           --          163
Issuance of Series E
 convertible preferred
 stock, net of issuance
 costs..................  11,715   25,314    --        --          --           --           --       25,314
Exercise of stock
 options by employees...     --       --   6,827     1,010        (707)         --           --          303
Repurchase of common
 stock from employees
 and founders...........     --       --  (3,277)     (151)        --           --           --         (151)
Deferred stock
 compensation...........     --       --     --      2,799         --        (2,799)         --          --
Amortization of deferred
 stock compensation.....     --       --     --        --          --           332          --          332
Net loss and
 comprehensive loss.....     --       --     --        --          --           --       (22,550)    (22,550)
                          ------ -------- ------  --------   ---------    ---------    ---------    --------
Balances of December 31,
 1998...................  32,417   49,878 28,744     4,905      (1,023)      (2,467)     (30,408)     20,885
Issuance of Series E
 convertible preferred
 stock, net of issuance
 costs (unaudited)......     574    6,300    --        --       (1,243)         --           --        5,057
Issuance of warrants to
 purchase Series D and E
 convertible preferred
 stock (unaudited)......     --     8,811    --        --          --           --           --        8,811
Issuance of warrants to
 purchase common stock
 (unaudited)............     --       --     --      2,350         --           --           --        2,350
Exercise of stock
 options by employees
 (unaudited)............     --       --   4,889     9,646      (9,625)         --           --           21
Repurchase of common
 stock from employees
 (unaudited)............     --       --     (21)       (1)        --           --           --           (1)
Deferred stock
 compensation
 (unaudited)............     --       --     --     38,968         --       (38,968)         --          --
Amortization of deferred
 stock compensation
 (unaudited)............     --       --     --        --          --         5,665          --        5,665
Net loss and
 comprehensive loss
 (unaudited)............     --       --     --        --          --           --       (29,304)    (29,304)
                          ------ -------- ------  --------   ---------    ---------    ---------    --------
Balances at June 30,
 1999 (unaudited).......  32,991 $ 64,989 33,612  $ 55,868   $ (11,891)   $ (35,770)   $ (59,712)   $ 13,484
                          ====== ======== ======  ========   =========    =========    =========    ========

                            See accompanying notes.

                               CERENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  Period from
                                  January 27,                 Six Months Ended
                                1997 (inception)  Year Ended      June 30
                                to December 31,  December 31, -----------------
                                      1997           1998      1998      1999
                                ---------------- ------------ -------  --------
                                                                (unaudited)
Operating activities
 Net loss.....................      $(7,858)       $(22,550)  $(8,664) $(29,304)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Depreciation and
  amortization................          563           1,670       758     1,116
 Amortization of discount on
  long-term debt related to
  issuance of warrants........           76             139        --     1,041
 Stock compensation...........           --             510        --    16,800
 Loss on sale of property and
  equipment...................           --              56        --        --
 Changes in operating assets
  and liabilities:
  Accounts receivable.........           --            (231)      (21)   (5,596)
  Inventories.................           --          (2,013)       --    (2,405)
  Prepaid expenses and other
   current assets.............         (338)           (447)       61       228
  Other assets................          (44)           (563)     (322)      (26)
  Accounts payable............          526           2,955     1,295     5,195
  Accrued compensation and
   related liabilities........          167              43      (167)      836
  Accrued expenses............          144             656      (144)      801
                                    -------        --------   -------  --------
Net cash used in operating
 activities...................       (6,764)        (19,775)   (7,204)  (17,314)
Investing activities
 Purchases of property and
  equipment...................       (3,566)         (4,312)   (2,541)   (9,299)
 Proceeds from sale of
  property and equipment......           --              87        --        25
                                    -------        --------   -------  --------
Net cash used in investing
 activities...................       (3,566)         (4,225)   (2,541)   (9,274)
Financing activities
 Proceeds from issuance of
  preferred stock.............       10,786          38,413        --        --
 Proceeds from issuance of
  common stock................          937             303       822        20
 Repurchase of common stock
  from employees..............           (8)           (151)      (76)       --
 Proceeds from issuance of
  long-term debt..............        5,640           2,632     2,979    11,824
 Payments on long-term debt...         (267)         (1,710)       --    (1,707)
                                    -------        --------   -------  --------
Net cash provided by financing
 activities...................       17,088          39,487     3,725    10,137
                                    -------        --------   -------  --------
Net increase (decrease) in
 cash and cash equivalents....        6,758          15,487    (6,020)  (16,451)
Cash and cash equivalents at
 beginning of period..........           --           6,758     6,758    22,245
                                    -------        --------   -------  --------
Cash and cash equivalents at
 end of period................      $ 6,758        $ 22,245   $   738  $  5,794
                                    =======        ========   =======  ========
Supplemental disclosures of
 cash flow information
 Cash paid for interest.......      $   204        $    610   $   302  $    442
                                    =======        ========   =======  ========
Noncash financing activities
 Acquisition of equipment
  under capital leases........      $    --        $    351   $    --  $     --
                                    =======        ========   =======  ========
 Warrants issued in connection
  with long-term debt
  agreements and customer
  commitments.................      $   338        $    163   $    --  $ 11,161
                                    =======        ========   =======  ========
 Employee notes issued in
  exchange for the exercise of
  stock options and
  convertible preferred
  stock.......................      $   316        $    707   $    58  $ 10,868
                                    =======        ========   =======  ========

                            See accompanying notes.

                               CERENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

1. Organization and Summary of Significant Accounting Policies

 The Company

   The Company was incorporated on January 27, 1997 as Fiberlane
Communications, Inc. in Petaluma, California, under the laws of the State of Delaware. The Company subsequently changed its name to Cerent Corporation (the Company).

   The Company develops and delivers a multi-service optical transport platform designed to lower network operating costs and increase the efficiency of bandwidth delivery within today's transport networks. The Company was in the development stage until December 1998, when sales of its sole product, the Cerent 454, commenced. The Company's target market includes emerging inter-exchange carriers, the local exchange carriers, independent carriers and cable companies. The Company markets its products through direct sales.

 Unaudited Interim Financial Information

   The accompanying consolidated financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited but include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its consolidated financial position, operating results, and cash flows for the interim date and periods presented. Results for the six months ended June 30, 1999 are not necessarily indicative of results for the entire fiscal year or future periods.

 Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash equivalents consisted of money market accounts at December 31, 1998 and 1997.

 Concentrations of Credit Risk and Credit Risk Evaluations

   Financial instruments which potentially subject the Company to credit risk consist of demand deposit accounts, money market accounts, trade accounts receivable and long-term debt. The Company maintains its demand deposit accounts and its money market accounts primarily with one financial institution. The Company has partially financed its operations through long-term debt issuance through a lending institution. The Company generally does not require collateral for sales to customers. The Company maintains reserves for potential credit losses. For the year ended December 31, 1998, one customer accounted for 62% and a second customer accounted for 38% of the Company's revenue. No customer accounted for more than 10% of the Company's revenue for the six months ended June 30, 1999.

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)


 Suppliers

   The Company receives certain custom semi-conductor chips from two sole sources. Additionally, the Company relies on one hardware manufacturer for the production of its product and does not have an internal manufacturing facility. The inability of the supplier or manufacturer to fulfill supply requirements of the Company could negatively impact future results.

 Inventories

   Inventories consist of raw materials, work-in-process and finished products. Inventories are recorded at the lower of cost or market using the first-in, first-out method. Finished products principally consist of items shipped to customers that are subject to completion of obligations or customer acceptance.

 Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the lesser of the estimated useful life, generally three years, or the lease term of the respective assets.

 Software Development Costs

   The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed" (FAS 86) under which certain development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, the Company has not capitalized any development costs related to software products, as the costs incurred subsequent to the establishment of technological feasibility have not been significant and all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

 Revenue Recognition

   The Company generally recognizes product revenue at the time of shipment, assuming that collectibility is probable, unless the Company has future obligations or is required to obtain customer acceptance, in which cases revenue is deferred until these obligations are met.

 Warranty Obligations

   The Company's products generally carry a three-year warranty that includes factory repair services as needed for replacement parts. Estimated expenses for warranty obligations are accrued as revenue is recognized.

 Income Taxes

   The Company uses the liability method to account for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Research and Development

   Costs to develop the Company's products are expensed as incurred in accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs," (FAS 2) which establishes accounting and reporting standards for research and development.

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

 Other Comprehensive Income

   The Company reports comprehensive income (loss) in accordance with Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (FAS
130). The comprehensive net loss for the period ended December 31, 1997 and the year ended December 31, 1998 does not differ from the reported net loss.

 Stock-Based Compensation

   The Company accounts for its stock options and equity awards in accordance with the provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and has elected to follow the "disclosure only" alternative prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123).

 Fair Value of Financial Instruments

   The fair value of long-term debt is estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying values of these obligations approximate their fair values.

 Net Loss Per Share

   Basic net loss per share and diluted net loss per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128), for all periods presented. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less the weighted average number of shares of common stock issued to founders, investors and employees that are subject to repurchase. Pro forma basic and diluted net loss per share, as presented in the consolidated statements of operations, have been computed as described above and also give effect, under Securities and Exchange Commission guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original
date of issuance, using an assumed initial public offering price of $    per
share to calculate the conversion ratio for convertible preferred stock.

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)


   The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                 Period from
                                 January 27,                 Six Months Ended
                               1997 (inception)  Year Ended      June 30,
                               to December 31,  December 31, -----------------
                                     1997           1998      1998      1999
                               ---------------- ------------ -------  --------
                                                               (unaudited)
   Historical:
     Net loss.................     $(7,858)       $(22,550)  $(8,664) $(29,304)
                                   =======        ========   =======  ========
     Weighted-average shares
      used in computing basic
      and diluted net loss per
      share...................       9,535          16,901    15,091    21,470
                                   =======        ========   =======  ========
     Basic and diluted net
      loss per share..........     $ (0.82)       $  (1.33)  $ (0.57) $  (1.36)
                                   =======        ========   =======  ========
   Pro forma:
     Net loss.................                    $(22,550)           $(29,304)
                                                  ========            ========
     Shares used above........                      16,901              21,470
     Pro forma adjustment to
      reflect the weighted
      effect of the assumed
      conversion of
      convertible preferred
      stock...................                      16,949              32,556
                                                  --------            --------
     Shares used in computing
      pro forma basic and
      diluted net loss per
      share (unaudited).......                      33,850              54,026
                                                  --------            --------
     Pro forma basic and
      diluted net loss per
      share (unaudited).......                    $  (0.67)           $  (0.54)
                                                  ========            ========

 Unaudited Pro Forma Stockholders' Equity

   If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding will automatically be converted into common stock. Unaudited pro forma stockholders' equity at June 30, 1999, as adjusted for the assumed conversion of convertible preferred stock based on the shares of convertible preferred stock outstanding at June 30, 1999 is disclosed on the consolidated balance sheets.

 Business Segments

   The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS
131). The Company operates solely in one segment, the development and marketing of communications infrastructure equipment; and therefore, there are no separate disclosures required for segment information as required by FAS 131.

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)


 Computer Software

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. To date SOP 98-1 has had no material impact on its consolidated financial position, results of operations, or cash flows.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which will be effective for the fiscal year ended December 31, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has not evaluated the impact of FAS 133, however, it believes the adoption of FAS 133 will not have a material effect on the consolidated financial position, results of operations, or cash flows as the Company has not entered into any derivative contracts.

2. Balance Sheet Details

   The components of inventories consist of the following (in thousands):

                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (Unaudited)
   Raw materials.......................................    $  210      $  186
   Work-in-process.....................................     1,179         --
   Finished products...................................       624       4,232
                                                           ------      ------
                                                           $2,013      $4,418
                                                           ======      ======

   Property and equipment consists of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Computer equipment............................................ $1,770 $4,379
   Furniture and fixtures........................................    189    432
   Software......................................................  1,575  3,238
   Leasehold improvements........................................     32     37
                                                                  ------ ------
                                                                   3,566  8,086
   Less accumulated depreciation and amortization................    563  2,090
                                                                  ------ ------
                                                                  $3,003 $5,996
                                                                  ====== ======

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)


   Certain computer and office equipment are recorded under capital leases that aggregated $351,000 as of December 31, 1998 (none as of December 31, 1997). Accumulated amortization on the assets recorded under capital leases aggregated $12,000 as of December 31, 1998 (none as of December 31, 1997).

   Accrued expenses consist of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Customer support and warranty expenses........................ $   -- $  207
   Other accrued expenses........................................    144    593
                                                                  ------ ------
                                                                  $  144 $  800
                                                                  ====== ======

3. Stockholders' Equity

 Stock Split

   In June 1999, the Company's Board of Directors approved a 3-for-1 stock split of the Company's authorized, issued and outstanding common and convertible preferred stock. All common and convertible preferred share and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock split.

 Common Stock

   In 1997, the Company entered into Stock Purchase Agreements with its founders to initially capitalize the Company. The Company has the right to repurchase, at the original issue price, a declining percentage of certain of the shares of common stock issued. The repurchase right generally declines on a percentage basis over four years based on the length of the founder's and each respective employee's continued employment with the Company. As of December 31, 1997 and 1998, 7,101,000 and 1,572,000 shares, respectively, of common stock issued under this agreement were subject to repurchase.

 Convertible Preferred Stock

   Convertible preferred stock consists of the following series (in thousands except per share amounts):

                                              Shares Issued
                                            and Outstanding at           Per share           Aggregate     Aggregate
                               Shares     ---------------------- -------------------------  Liquidation   Liquidation
                            Designated at December 31,                                     Preference at Preference at
                            December 31,  ------------- June 30, Noncumulative Liquidation December 31,    June 30,
   Series                       1998       1997   1998    1999     Dividend    Preference      1998          1999
   ------                   ------------- ------ ------ -------- ------------- ----------- ------------- -------------
   A.......................     1,800      1,800  1,800   1,800      $--          $ .03       $    60       $    60
   B.......................     5,552      3,287  3,287   3,287       .07           .67         2,191         2,191
   C.......................     7,418      6,450  6,450   6,450       .13          1.33         8,600         8,600
   D.......................    10,212        --   9,165   9,165       .14          1.43        13,136        13,136
   E.......................    12,615        --  11,715  12,289       .22          2.17        25,383        26,627
                               ------     ------ ------  ------                               -------       -------
                               37,597     11,537 32,417  32,991                               $49,370       $50,614
                               ======     ====== ======  ======                               =======       =======

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)


   The holders of Series A, B, C, D, and E convertible preferred stock are entitled to annual noncumulative dividends per share as shown above when-and-if declared by the Board of Directors. In the event of any voluntary or involuntary liquidation of the Company, the Series A, B, C, D, and E convertible preferred stockholders are entitled to a liquidation preference per share as shown above plus any undeclared but unpaid dividends, all in preference to the holders of the common stock. Upon the completion of a distribution, the holders of the common stock will receive any and all remaining assets of the Company.

   The holders of Series A, B, C, D and E convertible preferred stock have the right, at any time after the date of issuance to convert each of their shares into common shares at a pre-defined conversion ratio, initially set at a ratio of 1:1. Convertible preferred stock is anti-dilutive for the Series C Warrants and upon the earlier of i) August 2000, ii) sale or merger of the Company or substantially all of the Company's assets, or iii) the closing of an initial public offering of the Company's common stock. The holders of each share of convertible preferred stock have the right to one vote for each share of common stock into which the preferred stock can be converted.

   Convertible preferred shares automatically convert into shares of common stock at the conversion price in effect upon the earlier of the Company's sale of its common stock in a public offering with cash proceeds to the Company of at least $10,000,000 and an offering price of which is not less than $2.87 per share or upon the agreement of the holders of a majority of the outstanding shares of Series A, B, C, D and E convertible preferred stock, voting together as a class.

   In November 1998, in connection with the issuance of 343,000 shares of Series D convertible preferred stock to the Company's executives, the Company recognized a stock compensation expense of $178,000 for the difference between the exercise price and the fair value of the convertible preferred stock. Additionally, in May 1999, in connection with the issuance of 574,000 shares of Series E convertible preferred stock to the Company's executives, the Company recognized a stock compensation expense of $5,057,000 for the difference between the exercise price and the fair value of the convertible preferred stock.

 Warrants

   In connection with the issuance of Series B and Series C convertible preferred stock in April and August 1997, the Company issued warrants to purchase 1,500,000 shares of Series B convertible preferred stock at an exercise price of $0.67 per share and 967,000 shares of Series C convertible preferred stock at an exercise price of $1.33 per share, respectively. The warrants are immediately exercisable and expire in April 2000.

   In connection with the long-term debt agreements entered into in May 1997 and October 1998, the Company issued warrants to purchase 765,000 shares of Series B convertible preferred stock at an exercise price of $0.67 per share and 174,000 shares of Series D convertible preferred stock at an exercise price of $1.43 per share. The Company imputed a value for the Series B and Series D warrants using the Black Scholes valuation model of $338,000 and $163,000, respectively, which amounts were recorded as a discount on the long-term debt. These discounts are being amortized over the term of the long-term debt to interest expense. The warrants are immediately exercisable and expire between April and June 2000.

   In connection with a long-term debt agreement entered into in April 1999, the Company issued warrants to purchase 520,000 shares of Series D convertible preferred stock at an exercise price of $1.43 per share and 233,000 shares of Series E convertible preferred stock at an exercise price of $2.17 per share. The warrants are immediately exercisable and expire in April 2006. The Company may be required to issue additional warrants of Series D and Series E preferred stock, respectively depending upon the type and amount of outstanding

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

borrowings under the agreement. In May 1999, the Company borrowed $10,000,000 for working capital purposes and issued warrants to purchase 213,000 shares of Series D convertible preferred stock at an exercise price of $1.43 per share and 90,000 shares of Series E convertible preferred stock at an exercise price of $2.17 per share in connection with the borrowing. The Company imputed a value for these warrants using the Black Scholes model of $8,811,000 which amount was recorded as a discount on the long term debt, and is being amortized over the term of the long-term debt to interest expense. The warrant described above to acquire 174,000 shares of Series D convertible preferred stock which was issued in October 1998 was canceled as part of this agreement.

   In connection with a customer sales arrangement entered into in April 1999, the Company issued warrants to purchase 300,000 shares of common stock at an exercise price of $2.17 per share. The warrants are immediately exercisable and expire in December 2004. The Company recorded a deferred charge of $2,350,000 reflecting the value of the warrants as determined using the Black Scholes model. This asset is included in other assets in the accompanying consolidated balance sheet and is being amortized over the term of the sales arrangement. The Company recognized a charge of $78,000 for amortization of the deferred long-term asset for the six months ended June 30, 1999 which is included in stock compensation in the accompanying consolidated statement of operations.

 Notes Receivable from Stockholders

   Notes receivable from stockholders for common and convertible preferred stock issued in 1997 and 1998 bear interest at interest rates ranging from 4.47% to 6.14% and are generally due four years after issuance. All notes receivable are full recourse to the assets of the borrower.

 Shares of Common Stock Reserved for Future Issuance

   Common stock reserved for future issuance consist of the following (in thousands):

                                                         December 31, June 30,
                                                             1998       1999
                                                         ------------ --------
   Common stock reserved for:
     Convertible preferred stock........................    32,417     32,991
     1997 stock option plan.............................     3,319      1,880
     Convertible preferred stock warrants (as converted
      into common stock)................................     3,406      4,288
     Common stock warrants..............................       --         300
                                                            ------     ------
                                                            39,142     39,459
                                                            ======     ======

4. Stock Plan

   In July 1997, the Company established the 1997 Stock Plan (the 1997 Plan) under which incentive stock options may be granted to employees, directors and consultants of the Company to purchase up to 14,127,000 shares of common stock. In October 1998 and April 1999, the Board of Directors of the Company increased the number of shares authorized for issuance under the 1997 Plan to 15,027,000 and 18,477,000, respectively. Under the 1997 Plan, stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the 1997 Plan and/or cash awards made outside of the 1997 Plan. Nonstatutory stock options (the NSO) and stock purchase rights may be granted to employees and consultants, and incentive stock options (the ISO) may be granted only to employees. In the case of an ISO that is granted to an employee who, at the time of the grant of such option, owns stock representing more than 10% of the

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is Unaudited)

total combined voting power of all classes of stock of the Company, the per share exercise price shall not be less than 110% of the fair market value per share on the date of grant or, granted to any other employee, the per share exercise price shall not be less than 100% of the fair value per share on the date of grant. In the case of a NSO that is granted to a person who, at the time of the grant of such option, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price shall not be less than 110% of the fair value per share on the date of grant or, granted to an executive of the Company, the per share exercise price shall not be less than 100% of the fair value per share on the date of grant, or, granted to another person, the per share exercise price shall not be less than 85% of the fair value per share on the date of grant.

   For the period from inception (January 27, 1997) through December 31, 1997, for the year ending December 31, 1998 and for the six months ending June 30, 1999, 120,000, 1,715,000 and 21,000 shares were repurchased under the 1997 Plan, respectively, at the original issuance price.

   The 1997 Plan will continue in effect for a term of ten years unless terminated by the Company's Board of Directors at an earlier date. Any option granted under the 1997 plan shall be exercisable at such times and under such conditions as determined by the Company's Board of Directors.

   Options issued under the 1997 Plan are immediately exercisable and shares issued upon exercise of an option are subject to a right of repurchase by the Company at the original issuance price. The repurchase right lapses as determined by the Company's Board of Directors, generally 25% after one year and 2.08% per month thereafter. At December 31, 1997 and 1998 and at June 30, 1999, the Company had 4,671,000, 7,146,000, and 10,443,000 outstanding common shares which were subject to repurchase rights under the 1997 Plan, respectively.

   Option activity is as follows (in thousands except per share amounts):

                                                          Outstanding Options
                                                        ------------------------
                                                                    Weighted-
                                                        Number of    Average
                                                         Shares   Exercise Price
                                                        --------- --------------
     Options granted...................................   7,459       $ .08
     Options exercised.................................  (4,881)        .07
     Options canceled..................................    (450)        .07
                                                         ------       -----
   Balance at December 31, 1997........................   2,128         .10
     Options granted...................................   6,876         .17
     Options exercised.................................  (6,827)        .15
     Options canceled..................................  (1,879)        .11
                                                         ------       -----
   Balance at December 31, 1998........................     298         .51
     Options granted (unaudited).......................   5,069        2.18
     Options exercised (unaudited).....................  (4,889)       1.98
     Options canceled (unaudited)......................     (18)       2.17
                                                         ------       -----
   Balance at June 30, 1999 (unaudited)................     460        3.24
                                                         ======       =====

   At December 31, 1997 and 1998, the weighted average remaining contractual life of options outstanding is 9.62 and 9.82 years, respectively. At June 30, 1999, 1,426,000 shares were available for future option grants under the 1997 Plan.

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is Unaudited)


   During the year ended December 31, 1998 and the six months ended June 30, 1999, the Company recorded deferred stock compensation of $2,799,000 and $38,968,000, respectively, representing the difference between the exercise price and the deemed fair value of the Company's common stock on the date such stock options were granted. For the year ended December 31, 1998 and the six months ended June 30, 1999, the company recorded amortization of deferred stock compensation of $332,000 and $5,665,000, respectively. At December 31, 1998 and June 30, 1999, the Company had $2,467,000 and $35,770,000, respectively, of remaining unamortized deferred compensation. Such amount is included as a reduction of stockholders' equity and is being amortized over the corresponding period of each respective option.

 Pro Forma Disclosures of the Effect of Stock-Based Compensation

   Pro forma information regarding results of operations and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value for each options granted was estimated at the date of grant using the Black Scholes valuation model with the following weighted-average assumptions: a risk-free interest rate of 5.50%, and 5.69%, respectively for the period ended December 31, 1997 and the year ended December 31, 1998, no dividend yield and an exercisable life of 5 years for 1997 and 1998.

   The option valuation models were developed for use in the estimation of the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of options is amortized to pro forma expense over the options' vesting periods. Pro forma information follows (in thousands, except per share amounts):

                                                   Period from
                                                 January 27, 1997
                                                  (inception) to   Year Ended
                                                   December 31,   December 31,
                                                       1997           1998
                                                 ---------------- ------------
   Pro forma net loss...........................     $(7,878)       $(22,631)
                                                     =======        ========
   Pro forma basic and diluted net loss per
    share.......................................     $ (0.83)       $  (1.34)
                                                     =======        ========

   The weighted average grant-date fair value of options granted, which is the value assigned to the options under FAS 123, was $0.02 and $0.04 for options granted for the period ended December 31, 1997 and the year ended December 31, 1998, respectively.

   The pro forma impact of options on the net loss for the period ended December 31, 1997 and the year ended December 31, 1998 is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

5. Income Taxes

   There has been no provision for U.S. federal, U.S. state, or foreign income taxes for any period as the Company has incurred operating losses in all periods and for all jurisdictions.

   A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying consolidated statements of operations is as follows:

                                                                  Year Ended
                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   U.S. federal taxes:
     At statutory rate..........................................   34.0%   34.0%
     State......................................................    5.8     5.8
     Valuation allowance........................................  (39.8)  (39.8)
                                                                 ------  ------
   Total........................................................    0.0%    0.0%
                                                                 ======  ======

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Deferred tax assets:
     Net operating loss carry forwards....................... $ 2,120  $  8,157
     Capitalized expenditures................................     890     2,989
     Research and development credits........................     390       697
     Accrued expenses........................................      --       804
                                                              -------  --------
   Total deferred tax assets.................................   3,400    12,647
   Valuation allowance.......................................  (3,400)  (12,647)
                                                              -------  --------
   Net deferred tax assets................................... $    --  $     --
                                                              =======  ========

   Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $3,400,000 and $9,247,000 during 1997 and 1998, respectively.

   As of December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $20,392,000 which expire in the years 2012 through 2018 and federal research and development tax credits of approximately $394,000 which also expire in the years 2012 through 2018.

   The Company also had net operating loss carryforwards for state income tax purposes of approximately $20,392,000 expiring in 2005 and state research tax credits of approximately $303,000 which carryforward indefinitely.

   Utilization of the Company's net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)


6. Long-Term Debt

   In May 1997, the Company entered into a financing agreement with a financial institution which provides for borrowings of up to $3,000,000 for working capital purposes and up to $3,000,000 for the purchase of equipment. Outstanding borrowings for working capital purposes bear interest at 4.60%, mature in April 2000, and are secured by the general assets of the Company. Outstanding borrowings for the purchase of equipment bear interest at 6.60%, mature in April 2002, and are secured by the equipment purchased.

   In October 1998, the Company entered into a financing agreement with the same financial institution for borrowings of up to $5,000,000 for either working capital purposes or for the purchase of equipment. Outstanding borrowings bear interest at 7.50%, mature in December 1999, and are secured by either the general assets of the Company or the equipment purchased depending upon the type of borrowing.

   In April 1999, the Company entered into a financing agreement with a group of lenders led by the same financial institution for borrowings up to $15,000,000 for working capital purposes and up to $10,000,000 for the purchase of equipment. In addition, the Company canceled the October 1998 agreement and transferred the amounts outstanding under this agreement to the new management. Outstanding borrowings for working capital purposes bear interest at rates ranging from 7.42% to 12.27%, mature in December 2001 and are secured by the general assets of the Company. Outstanding borrowings for the purchase of equipment bear interest at rates ranging from 8.05% to 8.46%, mature in various dates ranging from June 2002 to January 2003, and are secured by the equipment purchased.

   At December 31, 1997 and 1998, the Company has outstanding debt balances, including obligations under capital leases, in the amount of $5,109,000 and $6,501,000 respectively, related to these financing agreements, net of discounts of $262,000 and $286,000, respectively.

   Future payments due on the long-term debt obligations, including obligations under capital leases, are as follows as of December 31, 1998: 1999--$2,400,000; 2000--$2,456,000; 2001--$1,530,000; 2002--$401,000.

7. Lease Commitments

   The Company leases certain facilities and equipment under noncancelable operating and capital leases. Future minimum lease payments under operating and capital leases are as follows (in thousands):

                                                             Operating Capital
                                                              Leases   Leases
                                                             --------- -------
   Year ending December 31,
     1999...................................................  $  407    $ 51
     2000...................................................     438      44
     2001...................................................     446       5
     2002...................................................     460       5
     2003 and thereafter....................................   1,447       5
                                                              ------    ----
   Total minimum lease payments.............................  $3,198     110
                                                              ======
   Less amount representing interest........................              15
                                                                        ----
   Present value of minimum lease payments..................              95
   Less current portion of obligations under capital
    leases..................................................              66
                                                                        ----
   Obligations under capital leases, excluding current
    portion.................................................            $ 29
                                                                        ====

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

   Amounts outstanding under capital lease obligations are classified as long-term debt in the accompanying consolidated balance sheets.

   Rent expense for the period ended December 31, 1997 and the year ended December 31, 1998, was $410,000 and $480,000, respectively.

8. Defined Contribution Plan

   The Company has a defined contribution retirement plan qualified under
Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholdings, subject to certain limitations. To date, the Company has not matched contributions by plan participants.

9. Subsequent Events

 Proposed Public Offering of Common Stock

   On July 19, 1999, the Company's Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding preferred stock will automatically convert into common stock.

 Convertible Note Financing

   On July 21, 1999, the Company entered into three separate subordinated convertible promissory note agreements ("notes") for a total of $30 million. These notes i) bear interest at 10%, ii) have interest and principal due on the earlier of September 28, 2000, the receipt of $30 million of proceeds from new debt or equity financings or the closing of a debt or equity facility of not less than $30 million, iii) have principal that is automatically convertible into the Company's common stock upon the closing of an initial public offering on or before June 30, 2000 at 70% of the public offering price or, at the option of the holder and subject to an independent appraisal, the notes principal and interest can be converted into the Company's common stock at 70% of the appraised value. In connection with these notes, the Company will record a $12.9 million discount on the notes in the third quarter of fiscal 1999. This discount will be amortized to interest expense over fifteen months. Should the Company complete an initial public offering on or before June 30, 2000, any remaining unamortized discount on the notes will be immediately amortized to interest expense.

 1999 Employee Stock Purchase Plan

   In July, 1999, the Company's Board of Directors adopted, subject to stockholder approval, the 1999 Employee Stock Purchase Plan. The plan becomes effective upon the completion of the Company's initial public offering of its common stock. A total of 500,000 shares of common stock have been reserved for issuance under the plan, plus an automatic annual increase on the first day of each of the Company's fiscal years from 2000 through 2005 equal to the lesser of: i) 500,000 shares, ii) one percent of the Company's outstanding common stock on the last day of the preceding fiscal year, or iii) a lesser number of shares as determined by the Company's Board of Directors. Under the plan, eligible employees may purchase common stock through payroll deductions, which in any event may not exceed 10% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. The overlapping offering periods will last for a duration of

                               CERENT CORPORATION

            (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

twenty-four months. The initial offering period will begin on the closing of the Company's initial public offering and end on April 30, 2000.

 1999 Directors' Stock Option Plan

   In July 1999, the Company's Board of Directors adopted, subject to stockholder approval, the 1999 Directors' Stock Option Plan. A total of 500,000 shares of common stock have been reserved for issuance under the plan. Under the plan, each person who becomes a non-employee director after the effective date of the Company's initial public offering will receive an automatic initial grant of an option to purchase 20,000 shares of common stock, that immediately vest, on appointment or election to the Board of Directors and all non-employee directors will receive an additional grant, that immediately vest, to purchase 10,000 shares of common stock on the date of each annual meeting provided the Director has served in this capacity for the previous six month period.

 1999 Stock Plan

   The 1999 Stock Plan was adopted by the Board of Directors in July 1999 and will be submitted for approval by our stockholders prior to the completion of this offering. A total of 5,000,000 shares of common stock have been reserved for issuance under the 1999 Stock Plan, all of which remain available for future option grants. In addition, the number of shares reserved under the plan will automatically be increased on the first day of each of our fiscal years in 2000, 2001, 2002, 2003 and 2004 by an amount equal to the lesser of (a) 15,000,000 shares, (b) six percent of the shares outstanding on the last day of the preceding fiscal year or (c) a lesser number of shares as is determined by the Board of Directors. The Plan's terms are similar to the 1997 Stock Option Plan.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Cerent in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
   SEC registration fee............................................. $27,800.00
   NASD filing fee..................................................  10,563.00
   Nasdaq National Market listing fee...............................          *
   Printing and engraving expenses..................................          *
   Legal fees and expenses..........................................          *
   Accounting fees and expenses.....................................          *
   Blue Sky qualification fees and expenses.........................          *
   Transfer Agent and Registrar fees................................          *
   Miscellaneous fees and expenses..................................          *
                                                                     ----------
     Total..........................................................          *

  ---------------------
   * To be filed by amendment

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article XIII of Cerent's certificate of incorporation and sections 6.1 and 6.2 of Article VI of Cerent's bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, Cerent has entered into indemnification agreements with its directors and officers. The indemnification agreements may require Cerent, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. The underwriting agreement (Exhibit 1.1 hereto) also provides for cross indemnification among Cerent and the underwriters with respect to certain matters, including matters arising under the 1933 Act.

Item 15. Recent Sales of Unregistered Securities

   (a) Since inception in January 1997, Cerent has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

     (1) In March 1997, registrant issued and sold 8,073,000 shares of common stock to 28 purchases for a total offering price of $2,691.

     (2) In March 1997, registrant issued and sold shares of Series A preferred stock convertible into a total of 1,800,000 shares of common stock to one purchaser for an offering price of $60,000.

     (3) In April 1997, registrant issued and sold 13,333,332 shares of common stock to a total of 2 investors for an aggregate purchase price of $888,889, including the cancellation of indebtedness in the amount of $400,000. Registrant also issued and sold shares of Series B preferred stock convertible into a total of 3,166,668 shares of common stock to a total of five investors for an aggregate purchase price of $2,111,112. Registrant also issued warrants to purchase shares of Series B preferred stock convertible into 1,500,000 shares of common stock to two investors for a total purchase price of $500 in connection with the preferred stock financing.

     (4) In May and June of 1997, registrant issued warrants to purchase shares of Series B preferred stock convertible into a total of 765,000 shares of common stock in connection with a credit line.

     (5) In August 1997, registrant issued and sold shares of Series C preferred stock convertible into a total of 6,450,000 shares of common stock to a total of 14 investors for an aggregate purchase price of $8,600,000. Registrant also issued warrants to purchase shares of Series C preferred stock convertible into 967,500 shares of common stock to 14 investors for a total purchase price of $322.50 in connection with the preferred stock financing.

     (6) In July 1998, registrant issued and sold shares of Series D preferred stock convertible into a total of 8,822,091 shares of common stock to a total of seven investors for an aggregate purchase price of $12,644,997.10. In November 1998, registrant issued and sold shares of Series D preferred stock convertible into a total of 342,960 shares of common stock to two investors for a total purchase price of $491,576.

     (7) In November 1998, registrant issued and sold shares of Series E preferred stock convertible into a total of 11,715,444 shares of common stock to a total of ten investors for a total purchase price of $25,383,462. In May 1999, registrant issued and sold shares of Series E preferred stock convertible into a total of 573,528 shares of common stock to one investor for a total purchase price of $1,242,644, which price was paid for by the issuance of a promissory note.

     (8) In April 1999, registrant issued warrants to purchase shares of Series D preferred stock convertible into a total of up to 1,010,241 shares of common stock and warrants to purchase shares of Series E preferred stock convertible into a total of up to 439,377 shares of common stock in connection with an equipment lease and working capital credit line, including the transfer of a warrant to purchase shares of Series D preferred stock convertible into 174,000 shares of common stock issued in connection with a credit line in October 1998. As of June 30, 1999, registrant has drawn down $15,000,000 under this credit facility and has issued warrants to purchase shares of Series D preferred stock convertible into 733,410 shares of common stock and warrants to purchase shares of Series E preferred stock convertible into 322,506 shares of common stock.

     (9) In April 1999, registrant issued a warrant to purchase 300,000 shares of common stock in connection with a corporate partnership agreement.

     (10) In July 1999, registrant issued and sold convertible promissory notes in the total principal amount of $30,000,000 convertible into shares of common stock.

     (11) From September 1997 to June 30, 1999, registrant issued 16,590,788 shares of common stock in connection with option exercises.

   (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

   The issuances described in Items 15(a)(1)-(10) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Item 15(a)(11) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Cerent.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  1.1   Form of Underwriting Agreement.
  3.1   Amended and Restated Certificate of Incorporation of Cerent.
  3.2   Form of Amended and Restated Certificate of Incorporation of Cerent, to
        be filed and effective upon completion of this offering.
  3.3   Bylaws of Cerent, as amended.
  3.4   Proposed Bylaws of Cerent.
  4.1*  Form of Cerent's common stock certificate.
  5.1*  Opinion of Venture Law Group, A Professional Corporation.
 10.1   1997 Stock Plan, as amended.
 10.2   1999 Stock Plan.
 10.3   1999 Employee Stock Purchase Plan.
 10.4   1999 Directors' Stock Option Plan.
 10.5   Form of Indemnification Agreement between Cerent and each of its officers and directors.
 10.6   Amended and Restated Investors' Rights Agreement dated July 20, 1999.
 10.7   Promissory Note and Security Agreement dated May 7, 1999, executed by
        Carl Russo in connection with a loan from Cerent in connection with purchase of Series E preferred stock.
 10.8   Form of Promissory Note and Pledge and Security Agreement issued by employees in connection with the exercise of options to purchase common stock.
 10.9   Promissory Note and Pledge and Security Agreement dated July 8, 1998, executed by Carl Russo in connection with a loan from Cerent in connection with the exercise of options to purchase common stock.
 10.10* Offer Letter dated November 20, 1996, between Cerent and Ajaib Bhadare.
 10.11* Offer Letter dated June 23, 1997, between Cerent and Terry Brown.
 10.12* Offer Letter dated July 2, 1997, between Cerent and Tom Corker.
 10.13  Full Service Lease dated April 22, 1998, between Cerent and G &
        W/Copley Redwood Business Park, L.P. for offices at 1450 N. McDowell
        Blvd., Petaluma, CA 94954, together with Amendment No. 1 dated January
        21, 1999.
 10.14  Net Lease dated March 30, 1999, between Cerent and G & W/Copley Redwood
        Business Park, L.P. for offices at 1455 N. McDowell Blvd., Petaluma, CA
        94954
 10.15  Standard Sublease dated June 30, 1999, between Cerent and Advanced
        Fibre Communications, Inc. for offices at 1440 N. McDowell Blvd.,
        Petaluma, CA 94954.
 10.16+ Purchase Agreement dated April 23, 1999, between Cerent and Williams
        Communications, Inc., together with the Amendment dated as of April 28,
        1999 and the form of Warrant to Purchase Common Stock.
 10.17+ Manufacturing Agreement dated April 1, 1999, between Cerent and P.C.B.
        Assembly, Inc.
 10.18+ Custom Product Development and Production Agreement dated November 10,
        1997, between Cerent and Hamilton Hallmark.
 10.19+ Agreement dated May 19, 1999, between Cerent and Kawasaki LSI U.S.A.
        Inc., together with the Nondisclosure Agreement dated July 10, 1998.
 10.20  Offer Letter dated May 15, 1998, between Cerent and Carl Russo, together with Amendment No. 1 dated July 22, 1999.
 10.21* Offer Letter dated October 8, 1998, between Cerent and Richard Roney.
 10.22* Offer Letter dated July 1, 1999, between Cerent and Michael Ashby.
 16.1   Change in Independent Accountants.
 23.1   Consent of Ernst & Young LLP, Independent Auditors.
 23.2*  Consent of Counsel (see Exhibit 5.1).
 24.1   Power of Attorney (see page II-5).

 27.1 Financial Data Schedule for the six-month periods ended June 30, 1998 and
      1999 (EDGAR-filed version only).
 27.2 Financial Data Schedule for the period ended December 31, 1997 and the year ended December 31, 1998 (EDGAR-filed version only).

---------------------
* To be supplied by amendment.
+ Confidential treatment has been requested as to certain portions of this Exhibit. Such confidential portions have been provided separately to the Securities and Exchange Commission.

   (b) Financial Statement Schedules

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on July 22, 1999.

                                          Cerent Corporation

                                                       /s/ Carl Russo
                                          By: _________________________________
                                                         Carl Russo
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl Russo and Michael Ashby, and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

            /s/ Carl Russo             President, Chief Executive    July 22, 1999
______________________________________  Officer and Director
              Carl Russo                (Principal Executive
                                        Officer)

          /s/ Michael Ashby            Chief Financial Officer       July 22, 1999
______________________________________  (Principal Financial and
            Michael Ashby               Accounting Officer)

           /s/ Vinod Khosla            Chairman of the Board of      July 22, 1999
______________________________________  Directors
             Vinod Khosla

          /s/ Kevin Compton            Director                      July 22, 1999
______________________________________
            Kevin Compton

           /s/ Donald Green            Director                      July 22, 1999
______________________________________
             Donald Green

           /s/ Promod Haque            Director                      July 22, 1999
______________________________________
             Promod Haque

                                 EXHIBIT INDEX

 Exhibit
   No.   Exhibit Name
 ------- ------------
  1.1    Form of Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation of Cerent.
  3.2    Form of Amended and Restated Certificate of Incorporation of Cerent,
         to be filed and effective upon completion of this offering.
  3.3    Bylaws of Cerent, as amended.
  3.4    Proposed Bylaws of Cerent.
  4.1*   Form of Cerent's common stock certificate.
  5.1*   Opinion of Venture Law Group, A Professional Corporation.
 10.1    1997 Stock Plan, as amended.
 10.2    1999 Stock Plan.
 10.3    1999 Employee Stock Purchase Plan.
 10.4    1999 Directors' Stock Option Plan.
 10.5    Form of Indemnification Agreement between Cerent and each of its officers and directors.
 10.6    Amended and Restated Investors' Rights Agreement dated July 20, 1999.
 10.7    Promissory Note and Security Agreement dated May 7, 1999, executed by
         Carl Russo in connection with a loan from Cerent in connection with purchase of Series E preferred stock.
 10.8    Form of Promissory Note and Pledge and Security Agreement issued by employees in connection with the exercise of options to purchase common stock.
 10.9    Promissory Note and Pledge and Security Agreement dated July 8, 1998, executed by Carl Russo in connection with a loan from Cerent in connection with the exercise of options to purchase common stock.
 10.10*  Offer Letter dated November 20, 1996, between Cerent and Ajaib
         Bhadare.
 10.11*  Offer Letter dated June 23, 1997, between Cerent and Terry Brown.
 10.12*  Offer Letter dated July 2, 1997, between Cerent and Tom Corker.
 10.13   Full Service Lease dated April 22, 1998, between Cerent and G &
         W/Copley Redwood Business Park, L.P. for offices at 1450 N. McDowell
         Blvd., Petaluma, CA 94954, together with Amendment No. 1 dated January
         21, 1999.
 10.14   Net Lease dated March 30, 1999, between Cerent and G & W/Copley
         Redwood Business Park, L.P. for offices at 1455 N. McDowell Blvd.,
         Petaluma, CA 94954
 10.15   Standard Sublease dated June 30, 1999, between Cerent and Advanced
         Fibre Communications, Inc. for offices at 1440 N. McDowell Blvd.,
         Petaluma, CA 94954.
 10.16+  Purchase Agreement dated April 23, 1999, between Cerent and Williams
         Communications, Inc., together with the Amendment dated as of April
         28, 1999 and the form of Warrant to Purchase Common Stock.
 10.17+  Manufacturing Agreement dated April 1, 1999, between Cerent and P.C.B.
         Assembly, Inc.
 10.18+  Custom Product Development and Production Agreement dated November 10,
         1997, between Cerent and Hamilton Hallmark.
 10.19+  Agreement dated May 19, 1999, between Cerent and Kawasaki LSI U.S.A.
         Inc., together with the Nondisclosure Agreement dated July 10, 1998.
 10.20   Offer Letter dated May 15, 1998, between Cerent and Carl Russo, together with Amendment No. 1 dated July 22, 1999.
 10.21*  Offer Letter dated October 8, 1998, between Cerent and Richard Roney.
 10.22*  Offer Letter dated July 1, 1999, between Cerent and Michael Ashby.
 16.1    Change in Independent Accountants.
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2*   Consent of Counsel (see Exhibit 5.1).
 24.1    Power of Attorney (see page II-5).
 27.1    Financial Data Schedule for the six-month periods ended June 30, 1998 and 1999 (EDGAR-filed version only).

 Exhibit
   No.   Exhibit Name
 ------- ------------
 27.2    Financial Data Schedule for the period ended December 31, 1997 and the year ended December 31, 1998 (EDGAR-filed version only).

---------------------
* To be supplied by amendment.
+ Confidential treatment has been requested as to certain portions of this Exhibit. Such confidential portions have been provided separately to the Securities and Exchange Commission.